Filed Pursuant to Rule 424(b)(3)

Registration No. 333-291766

PROSPECTUS

Electra Battery Materials Corporation

Up to 108,836,744 Common Shares

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This prospectus relates to the resale from time to time by the selling shareholders named in this prospectus (the “Selling Shareholders”) of an aggregate of up to 108,836,744 common shares (the “Shares”), which includes the following common shares issued or issuable, as applicable (as of November 17, 2025): (i) 21,860,375 common shares issued to the Selling Shareholders in the Restructuring (the “Exchange Shares”); (ii) 55,041,712 common shares issuable upon exercise of October 2025 Warrants (as defined herein) issued to the Selling Shareholders in the Restructuring (referred to herein as the October 2025 Warrant Shares); (iii) 31,735,657 common shares issuable upon exercise of October 2025 Pre-Funded Warrants (as defined herein) issued to the Selling Shareholders in the Restructuring (referred to herein as the October 2025 Pre-Funded Warrant Shares); and (iv) 199,000 common shares (referred to herein as April 2025 Warrant Shares) issuable upon exercise of April 2025 Warrants (as defined herein) issued to the Selling Shareholders in the April 2025 Offering (as defined herein). For additional information, see “Prospectus Summary—Our Company—Recent Developments—October 2025 Financing and Debt Restructuring” below.

The Exchange Shares, the October 2025 Warrants, and the October 2025 Pre-Funded Warrants were offered and sold by us pursuant to a financial restructuring transaction that closed on October 22, 2025 (referred to herein as the Restructuring), which closed concurrently with our October 2025 Financing (as defined herein) in a private placement on such date, pursuant to Exchange Agreements (as defined herein) entered into between us and the Selling Shareholders. The April 2025 Warrants were issued in the April 2025 Offering. Under the terms of a Registration Rights Agreement dated October 22, 2025 (the “Registration Rights Agreement”) entered into in connection with the Exchange Agreements, we agreed to register the resale of these Shares issued or issuable to the Selling Shareholders. This prospectus is being filed in order to enable us to satisfy our obligations to the Selling Shareholders under the Registration Rights Agreement.

Each October 2025 Warrant entitles the holder thereof to purchase one common share at a price of US$1.25 for a period commencing on the date that is 60 days following October 22, 2025 until October 22, 2028. Each October 2025 Pre-Funded Warrant is exercisable by the holder thereof to acquire one common share at an exercise price of US$0.000001 per October 2025 Pre-Funded Warrant Share, subject to adjustment in accordance with the terms thereof, for an indefinite period without expiry. Each April 2025 Warrant entitles the holder thereof to purchase one common share at a price of US$1.40 for a period of eighteen (18) months following the issue date (which is October 3, 2026 for the April 2025 Warrant Shares offered pursuant to this prospectus). No securities are being offered pursuant to this prospectus other than the Shares.

The Selling Shareholders may offer all or part of the Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These Shares are being registered to permit the Selling Shareholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Shareholders may sell these Shares through ordinary brokerage transactions, directly to market makers of our common shares or through any other means described in the section titled “Plan of Distribution.” We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, including the additional information described under the heading “Documents Incorporated by Reference,” and any amendments or supplements carefully before you make your investment decision.

Our common shares are currently traded under the symbol “ELBM” on the TSX Venture Exchange (the “TSXV”) and on the Nasdaq Capital Market (“Nasdaq”).

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. However, we have elected not to take advantage of the extended transition period allowed for emerging growth companies for complying with new or revised accounting guidance as allowed by Section 107 of the JOBS Act and Section 7(a)(2)(B) of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”).

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14.

We are a “foreign private issuer” as defined under applicable U.S. federal securities law and are, therefore, subject to reduced public company reporting requirements. See “Prospectus Summary - Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

Our principal executive offices are located at 133 Richmond Street W, Suite 602, Toronto, Ontario, M5H 2L3, Telephone: (416) 900-3891.

We have prepared this prospectus in accordance with United States disclosure requirements. Our financial statements are prepared in accordance with IFRS® Accounting Standards as issued by the International Accounting Standard Board (“IASB”) and thus may not be comparable to financial statements of United States companies.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that Electra is incorporated and governed under the laws of Canada, that some of our officers and directors are residents of countries other than the United States, and a substantial portion of our assets and some of said persons are located outside the United States.

Neither the Securities and Exchange Commission, nor any Canadian securities commission, nor any domestic or international securities body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 8, 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (“SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Shareholders may, from time to time, sell the Shares offered by it as described in this prospectus. We will not receive any proceeds from the sale by such Selling Shareholders of the Shares offered by them described in this prospectus, except with respect to amounts received by us upon the exercise for cash of the October 2025 Warrants, the October 2025 Pre-Funded Warrants, and the April 2025 Warrants.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we, nor the Selling Shareholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Shareholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on information from various third-party sources not prepared at the direction of the Company, such as industry publications and other publicly available information, and assumptions that we have made based on such data and other similar sources. These data involve a number of assumptions and limitations. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information or analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying economic assumptions relied upon or referred to by such sources. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information. We are ultimately responsible for all disclosure included in this prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Documents Incorporated by Reference.”

All currency amounts in this prospectus are expressed in Canadian dollars, unless otherwise indicated. References to “$” or “C$” are to Canadian dollars. References to “US$” are to United States dollars.

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

The financial statements included in or incorporated by reference into this prospectus have been prepared in accordance with IFRS® Accounting Standards as issued by the IASB. This may not be comparable to financial statements of United States (“U.S.”) companies prepared in accordance with U.S. generally accepted accounting principles. Our consolidated financial statements are audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and our auditors are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB.

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Except as otherwise indicated, references in this prospectus to “Electra,” “Company,” “we,” “us” and “our” refer to Electra Battery Materials Corporation and its consolidated subsidiaries.

All references to “shares” or “common shares” in this prospectus refer to the common shares of Electra Battery Materials Corporation, without par value.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our common shares, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” the section entitled “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on April 24, 2025, as amended by Amendment No. 1 filed with the SEC on May 1, 2025 and Amendment No. 2 filed with the SEC on July 28, 2025, incorporated by reference herein, our consolidated financial statements and the related notes incorporated by reference in this prospectus and all other information included or incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to the “Company”, “Electra”, “we”, “us” and “our” refer to Electra Battery Materials Corporation and its subsidiaries.

Our Company

Our Business

We are in the business of battery materials refining, including refining material from mining operations and from the recycling of battery scrap and end of life batteries. We are focused on building a diversified portfolio of assets that are highly leveraged to the battery supply chain with assets located primarily in North America, with the intent of providing a North American supply of battery materials.

We own two main assets – a hydrometallurgical cobalt sulfate refinery located in Ontario, Canada (“Refinery”), and a number of properties and option agreements within the Idaho Cobalt Belt (the “Idaho Properties”), including the Company’s flagship mineral project, Iron Creek (the “Iron Creek Project”).

We have been progressing plans to recommission and expand the Refinery with a view to becoming the first refiner of battery grade cobalt sulfate in North America. Our primary focus for 2025 is to finance and resume the construction of our Refinery (Phase 1 of our phased approach to building a North American critical minerals supply chain).

The Refinery

We are working towards restarting our hydrometallurgical Refinery in Ontario, Canada, as the first phase in a multi-phase strategy to build a North American critical minerals supply chain which could provide battery grade nickel and cobalt and recycled battery materials to the North American and global electric vehicle battery market. It is anticipated that the phased strategy will be approached in the following order:

•	Phase 1 entails an expansion and recommissioning of our Refinery. We anticipate the Refinery will produce at an initial rate of 5,000 tonnes per annum of battery cobalt contained in cobalt sulfate from cobalt hydroxide intermediate product supplied from leading and certified mining operations.

•	Phase 2 entails a permit amendment and an expansion of certain circuits to increase cobalt production to 6,500 tonnes per annum of battery cobalt contained in cobalt sulfate, which aligns with the nameplate capacity of our crystallization circuit. We purchased larger equipment such that a step up in production to 6,500 tonnes per annum in the future is possible.

•	Phase 3 entails the recycling of black mass from spent lithium-ion batteries supplied by various black mass producers (battery shredders) in Canada and the United States, recovering lithium, nickel, cobalt and other critical metals. Aki Battery Recycling, our joint venture with Three Fires Group Inc., is also seeking to produce black mass in southern Ontario from battery manufacturing scrap, which could provide a steady source of feed material for Phase 3.

•	Phase 4 entails the construction of a nickel sulfate plant, thereby providing all the necessary components (other than manganese) to attract a precursor manufacturer to establish a facility adjacent to these refining operations.

On May 4, 2020, we announced positive results from an engineering study (the “Refinery Study”), that outlined the Refinery’s ability to reach annual production of 25,000 tonnes of battery grade cobalt sulfate from third party feed, representing approximately 5% of the total global refined cobalt market and 100% of North American cobalt supply with strong operating cash flows and a globally competitive cost structure. After the Refinery Study, significant additional metallurgical testing, engineering work, flow-sheet optimization, costing and market analysis was completed, rendering many of the conclusions in the Refinery Study obsolete.

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The Refinery Study was prepared to summarize the results of an engineering study prepared at a feasibility level related to the Refinery. The report does not constitute a feasibility study within the definition employed by the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”), as it relates to a standalone industrial project and does not concern a mineral project of Electra. As a result, disclosure standards prescribed by NI 43-101 are not applicable to the scientific and technical disclosure in the report. Any references to scoping study, prefeasibility study or feasibility study by Electra, in relation to the Refinery, are not the same as terms defined by the CIM Definition Standards and used in NI 43-101. The Refinery Study is also not based on any existing mineral reserves or mineral resources of the Company and we do not contemplate that any of our current mineral projects will provide a source of feedstock for the Refinery.

As we entered the full development phase of the Refinery expansion project in 2022, most of the long-lead custom equipment was ordered. Almost all the long-lead equipment is now at the Refinery, either installed or in storage awaiting installation. As the project has progressed and changed from the Refinery Study, the original economic outputs should no longer be relied upon.

In response to strong customer demand, we invested in increased capacity for our cobalt crystallizer, which will result in installed capacity of 6,500 tonnes of annual contained cobalt production, a 30% increase from the engineering study design of 5,000 tonnes. Future permit amendments will be sought to permit this increased output level. We have also studied opportunities to utilize black mass from recycled lithium-ion batteries to provide supplemental cobalt feedstock for this circuit.

We have achieved several additional key milestones on our development path for the Refinery, including:

•	Feedstock arrangements announced with Glencore (January 2021);

•	Commencement of detailed engineering and pre-construction activities;

•	Sale of Cobalt Camp properties to Kuya Silver (March 2021);

•	Solvent extraction design and manufacturing contract awarded to Metso-Outotec (October 2021);

•	Increased cobalt crystallizer capacity and formalized new project capital budget;

•	Five-year tolling contract and amended feed purchase agreement with Glencore (December 2021);

•	Receipt of Industrial Sewage Works approval (February 2022);

•	Offtake agreement signed with LGES for 7,000 tonnes of battery grade cobalt (September 2022);

•	Completion of recommissioning of the analytical lab, feed material handling system (including ball mill and mixing station), leach circuit, filter presses and reagent handling systems (October 2022);

•	Receipt of final approval for closure plan for the Refinery (November 2022);

•	Completion of construction of the cobalt sulfate loadout facility (Q1 2023);

•	Completion of the solvent extraction building (Q1 2023);

•	Receipt of the majority of long lead and custom fabricated equipment from suppliers around the world, thereby reducing the schedule risk associated with final construction (May 2023);

•	Completion of re-baseline report (May 2023);

•	LGES offtake agreement amended to 19,000 tonnes over five years (July 2023);

•	Supply agreement with ERG for 3,000 tonnes per annum of cobalt starting from 2026 (April 2024);

•	Funding by U.S. Department of Defense for US$20 million in support of construction and commissioning of the Refinery (August 2024);

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•	Receipt of LOI from Canadian Federal Government for a proposed C$20 million in support of construction and commissioning of the Refinery (March 2025);

•	Execution of term sheet with for a C$17.5 million in support of construction of the Refinery (September 2025);

•	Completion of the October 2025 Financing and the Restructuring to advance construction and commissioning of the Refinery; and

•	Construction reactivation of the Refinery (November 2025).

On February 14, 2023, we announced a review of the Refinery scope, scheduling, and capital expenditures and completed the re-baseline engineering report in the second quarter of 2023. The re-baseline engineering report estimated that the total capital costs are now at C$155 to C$167 million. The increase in capital costs has been driven by supply chain disruptions, and inflationary pressures that negatively impacted all aspects of the Refinery, including contractor labour rate, costs for concrete, steel, piping, and freight.

We may require additional financing in 2025 - 2026 to continue operations, complete the construction and final commissioning of the Refinery, advance our battery recycling strategy, and remain in compliance with the minimum liquidity covenant under the October 2025 Term Loan (as defined below under the heading “Our Company–Recent Developments”).

We have the necessary permits to operate the Refinery, including our Air and Noise permit and our Permit to Take Water, as well as final approvals for our Industrial Sewage Works permit amendment and our revised Refinery closure plan. We continue to make progress towards achieving our objective of providing the world’s most sustainable battery materials for the electric vehicle market. We continue to work with engineering firms, our commercial partners, process experts and financial advisers to finalize and execute on the plans for our recommissioning and expansion of the Refinery.

Refining & Recycling of Black Mass

We launched a black mass trial late in 2022 at the Refinery to recover high-value elements found in shredded lithium-ion batteries. Using a proprietary hydrometallurgical process, we successfully completed the first plant-scale recycling of black mass material in North America and confirmed the recovery of a number of critical metals, including lithium, nickel, cobalt, manganese, and graphite, needed for North America’s EV battery supply chain, surpassing initial expectations.

To date, we have produced quality nickel-cobalt mixed hydroxide, technical grade lithium carbonate, and graphite products in our black mass recycling trial.

In 2023, we completed a desktop scoping study to evaluate the potential economics of developing a standalone black mass process plant within our Refinery complex capable of processing 2,500 tonnes of black mass material per annum. The facility could be scaled over time as the market for battery recycling expands.

The desktop scoping study was based on a number of assumptions, including annual processing of 2,500 tonnes of black mass, metal prices using analysts’ long-term forecasts, recovery rates consistent with those achieved to date, and C$12.6 million of committed capital comprised of C$8.1 million for capital costs and C$4.5 million in working capital.

In July 2023, we announced the first customer shipment of the nickel-cobalt mixed hydroxide precipitate product (“MHP”) produced at our Refinery complex north from recycled battery material. As a result of the successes achieved, we continued to process black mass material at our Refinery through the end of 2023. On February 5, 2024, we provided an update on our battery materials recycling trial, including that the plant-scale black mass recycling trial is now largely complete.

On June 10, 2024, we were awarded C$5 million in contribution funding, on a reimbursement basis, from Natural Resources Canada to support the development of our proprietary battery materials recycling technology, accelerating the next phase of our recycling project to demonstrate on a continuous basis that our hydrometallurgical black mass process is scalable, profitable, and can be implemented at other locations.

On January 28, 2025, we announced the commencement of a feasibility level engineering study to build a battery recycling refinery adjacent to our cobalt Refinery north of Toronto. The study will build on the technology and expertise accumulated during a year-long black mass recycling trial, whereby we produced technical grade lithium and a nickel and cobalt product from end-of-life lithium batteries.

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Key highlights of the black mass trial include:

•	40 tonnes of black mass material have been processed in a plant scale setting, believed to be the first of its kind in North America.

•	Recovery rates for all targeted metals have improved since the start of the trial.

•	Improved lithium carbonate product quality by nearly 20% from its initial processing and product quality has achieved technical grade lithium carbonate. Discussions are ongoing with lithium companies to assess the tradeoffs between collaboration or producing a technical grade in-house.

•	Refinements to the process parameters for the MHP produced from the recycling process have at times improved paymetal concentration in the final MHP product to nearly 50% nickel and cobalt, well above quoted market standards. Improved metal concentration creates the opportunity to generate a higher metal payable, thereby improving the potential economics of continuous recycling operations.

•	Approximately 28 tonnes of MHP product have been shipped to customers to date.

•	Manganese recovery rate has been further improved to approximately 95% by strategically modifying the use and sequencing of reagents.

•	Reagent requirements have been reduced and in some cases alternative, less costly reagents have been used for improved overall metal recovery. Further, some of the reagent additions substituted have reduced overall impurity levels within the process. The reduction in reagent use and substitution of certain reagents are expected to lower operating expenses, thereby improving the economics of continuous recycling operations.

•	Continued optimization studies are underway, including metal recovery from internal recycling streams such as reusing tailings water as process water to feed the plant, thus making the process entirely closed circuit with minimal environmental impacts.

Preliminary results of laboratory work to explore the potential of isolating cobalt from nickel contained in the leach liquor using hydrometallurgical methods are positive. Isolating the cobalt could improve the overall payability of both the resultant cobalt and nickel product.

On June 5, 2025, we announced completion of a feasibility level Class 3 Engineering Study for the construction of a modular battery recycling facility adjacent to our Refinery. The facility will be designed to recover lithium, nickel, cobalt, manganese, and graphite from lithium-ion battery manufacturing scrap and end-of-life batteries using Electra’s proprietary hydrometallurgical process. This process was developed and validated through a year-long pilot program that treated black mass sourced from an industry partner. The next phase of work, funded in part by Natural Resources Canada, will involve operating the recycling process under continuous and semi-continuous conditions to simulate commercial-scale throughput.

The Iron Creek Project

We own 100% of the Iron Creek Project which is located about 42 kilometres southwest of Salmon, Idaho, within the historic Blackbird cobalt-copper district of the Idaho cobalt belt. The project consists of seven patented Federal lode claims that straddle Iron Creek, as well as 129 unpatented mining claims held 100% by two separate subsidiaries: Idaho Cobalt Company of Boise, Idaho and by Scientific Metals (Delaware) Corp. of Midvale, Utah; both are our wholly owned subsidiaries. In addition, adjoining unpatented mining claims are subject to earn-in and joint venture agreements with third parties. In total, the Iron Creek Project encompasses a land area of over 70km2.

On March 10, 2023, we announced a new mineral resource estimate for the Iron Creek Project. The new mineral resource estimate was based on infill drilling and limited step-out drilling and provides an increase of 83% to the indicated mineral resource category coming from the conversion of 1.7Mt to the indicated mineral resource category. The indicated mineral resource is now 4.4M tonnes grading 0.19% cobalt and 0.73% copper containing 18.4M pounds of cobalt and 71.6M pounds of copper. The inferred mineral resource is now 1.2M tonnes grading 0.08% cobalt and 1.34% copper for an additional 2.1M pounds of cobalt and 36.5M pounds of copper. We subsequently filed the Technical Report with respect to the new mineral resource estimate titled “NI 43-101 Technical Report and Mineral Resource Estimate for the Iron Creek Cobalt-Copper Property, Lemhi County, Idaho, USA” dated March 10, 2023, with an effective date of January 27, 2023 (the “43-101 Technical Report”). The 43-101 Technical Report was prepared by Martin Perron, P.Eng. Marc R. Beauvais, P. Eng, Pierre Roy, P. Eng. and Eric Kinnan, P.Geo., each of whom is a qualified person and “independent” as such term is defined National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”). We have also prepared the 2024 Iron Creek Technical Report Summary (the “2024 Technical Report Summary”) in compliance with Regulation S-K subpart 1300. The 2024 Technical Report Summary was prepared by Martin Perron, P.Eng. of InnovExplo Inc., Marc R. Beauvais, P.Eng. of InnovExplo Inc., Eric Kinnan, P.Geo. of InnoExplo Inc., and Pierre Roy, P.Eng of Soutex Inc. All of the Qualified Persons (or “Authors”) of the 2024 Technical Report Summary are independent of us within the meaning of Regulation S-K subpart 1300. The indicated and inferred mineral resource estimates comply with both NI 43-101 and Regulation S-K subpart 1300.

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For further information regarding Electra, the Refinery and the Iron Creek Project, see our Annual Report on Form 20-F for the year ended December 31, 2024, filed on April 24, 2025, as amended on May 1, 2025 and on July 28, 2025, including the Technical Report Summary filed as Exhibit 15.5 thereto, and other documents incorporated by reference in this prospectus available at www.sedarplus.ca and at www.sec.gov under our profile.

Corporate Information

We were incorporated under the provisions of the Business Corporations Act (British Columbia) on July 13, 2011 under the name Patrone Gold Corp. and became a reporting issuer in British Columbia and Alberta upon completion of an arrangement with Unity Energy Corp. on October 2, 2012. On October 3, 2013, we changed our name from Patrone Gold Corp. to Aurgent Gold Corp. On March 11, 2014, we changed our name from Aurgent Gold Corp. to Aurgent Resource Corp., and on September 22, 2016, we changed our name from Aurgent Resource Corp. to First Cobalt Corp. On October 26, 2017, our shareholders approved a continuation under the Canada Business Corporations Act (the “CBCA”). Our continuation under the CBCA was implemented as of September 4, 2018. On December 2, 2021, we changed our name from First Cobalt Corp. to Electra Battery Materials Corporation. On April 13, 2022, we completed a reverse split of our share capital on the basis of one (1) post-reverse split common share for every eighteen (18) pre-reverse split common shares. On December 31, 2024, we completed a reverse split of our share capital on the basis of one (1) post-reverse split common share for every four (4) pre-reverse split common shares.

Our registered office is located at 40 Temperance Street, Suite 3200, Bay Adelaide Centre, North Tower, Toronto, Ontario, Canada M5H 0B4. Our corporate head office is located at 133 Richmond Street West, Suite 602, Toronto, Ontario, M5H 2L3 Canada and our telephone number is (416) 900-3891.

Our annual and other filings with securities commissions or similar authorities in Canada and the United States are available under our profile on SEDAR+ at www.sedarplus.ca and our profile on EDGAR at www.sec.gov.

Recent Developments

On January 28, 2025, we announced the commencement of a feasibility level engineering study to build a battery recycling refinery adjacent to our Refinery. The study will build on the technology and expertise accumulated during a year-long black mass recycling trial, whereby we produced technical grade lithium and a nickel and cobalt product from end-of-life lithium batteries.

On February 25, 2025, we announced the appointment of Alden Greenhouse to our board of directors (the “Board”).

On March 21, 2025, we announced receipt of a Letter of Intent (“LOI”) for proposed funding of C$20,000,000 in support of completion of construction and commissioning of the Refinery. The LOI was provided to us by the Federal Government and is non-binding. The LOI expresses an interest and intent to work towards completing a final term sheet but does not constitute a binding agreement. While discussions between the parties are ongoing, there is no guarantee or assurance that final agreements will be reached and/or funding will be provided to the Company.

On March 24, 2025, we announced a non-brokered private placement in Canada (the “April 2025 Offering”) to raise aggregate gross proceeds of up to US$3,500,000. The April 2025 Offering consisted of units of the Company (each, a “April 2025 Unit”) issued at a price of US$1.12 per April 2025 Unit. Each April 2025 Unit consisted of one common share and one transferable common share purchase warrant (each, a “April 2025 Warrant”). Each April 2025 Warrant entitles the holder to purchase one common share at a price of US$1.40 at any time for a period of eighteen (18) months following the issue date. Each of Trent Mell, our Chief Executive Officer (purchased 20,000 April 2025 Units), Marty Rendall, our Chief Financial Officer (purchased 20,000 April 2025 Units), John Pollesel, a director of the Company (purchased 10,000 April 2025 Units), Alden Greenhouse, a director of the Company (purchased 5,000 April 2025 Units), Heather Smiles, our Vice President, Investor Relations & Corporate Development (purchased 3,500 April 2025 Units), Mark Trevisiol, our Vice President, Project Development (purchased 2,500 April 2025 Units), and Michael Insulan, our Vice President, Commercial (purchased 5,000 April 2025 Units) participated in the April 2025 Offering. On March 25, 2025, we announced the April 2025 Offering was fully subscribed and allocated. On April 4, 2025, we announced the first tranche of the April 2025 Offering had closed. On April 14, 2025, we announced the second and final tranche of the April 2025 Offering had closed. In aggregate, 3,125,000 April 2025 Units were issued at a price of US$1.12 per April 2025 Unit pursuant to the April 2025 Offering, and the Company paid an aggregate of US$219,447.17 in cash finders fees and issued 183,333 non-transferrable finders warrants (each, a “April 2025 Finders Warrant”) to eligible finders in respect of subscriptions for April 2025 Units referred by such finders, in accordance with applicable Canadian securities laws. Each April 2025 Finders Warrant is exercisable to acquire one common share at an exercise price of US$1.12 per common share until October 14, 2026. The net proceeds raised from the April 2025 Offering were used to advance our Refinery project site in Temiskaming Shores, Ontario and for general corporate purposes.

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On June 5, 2025, we completed a feasibility level Class 3 Engineering study for the construction of a modular battery recycling facility adjacent to our Refinery, building on the technology and expertise accumulated during a year-long black mass recycling trial, whereby we produced technical grade lithium and a nickel and cobalt product from end-of-life lithium batteries.

On June 19, 2025, we announced the launch of an early works program which encompasses targeted site-level activities to prepare for the restart of the full-scale construction at the Refinery.

On July 14, 2025, the governmental loan we received from the Federal Economic Development Agency for Northern Ontario repayment commencement dated was changed from June 2026 to June 2028.

On July 31, 2025, we announced the start of the metallurgical testing on cobalt feedstock from two strategic North American sources: the historic Cobalt Camp in Ontario and the Company’s Iron Creek cobalt and copper project in Idaho. The objective of this initiative is to strengthen and diversify our cobalt refinery feedstock pipeline by integrating domestic sources alongside existing global supply partners.

On September 3, 2025, we announced the completion of our early works program at our Refinery. Key activities included concrete foundation work for SX tanks, installation of processing equipment, structural roofing, and upgrades to power, lighting, and septic systems. Engineering and procurement activities were also advanced to support readiness for full construction.

On September 12, 2025, we announced our execution of a term sheet for C$17.5 million in proposed funding from Invest Ontario, an agency of the Government of Ontario, to support construction of our Refinery. The term sheet with Invest Ontario expresses an intent to work toward completing definitive documentation but does not constitute a binding agreement. While discussions between the parties are ongoing, there is no guarantee or assurance that final agreements will be reached and or that funding will be provided to the Company.

On November 5, 2025, we announced the resumption of construction at our Refinery, following the arrangement of approximately US $82 million in project financing (as discussed below under the heading, “October 2025 Financing and Debt Restructuring”). To support execution, Electra engaged EXP to provide construction-management services for the reactivation program. Current work focuses on site preparation and reinstatement of mechanical, electrical, and instrumentation systems, alongside detailed engineering (including completion of P&IDs, HAZOP reviews, and as-built scans). Key activities underway include the procurement and reactivation of critical components, tendering of major mechanical and electrical packages, and upgrades to conveyor systems and electrical infrastructure.

On November 10, 2025, we announced the issuance of the major mechanical, instrumentation, and piping tender package as part of our Refinery construction work. The tender encompasses installation of critical processing systems, including mechanical equipment setting, pipefitting, instrumentation hook-up, structural tie-ins, and utility connections—all essential for integrating the refinery’s core operating units.

On October 15, 2025, at a special meeting, the Company’s shareholders approved a proposal to fix the number of directors of the Company at seven and elected seven directors to the Company’s Board. Shareholders reelected Trent Mell, John Pollesel, Alden Greenhouse, David Stetson and Susan Uthayakumar to the Board. Additionally, shareholders elected two new directors to the Company’s Board, Gerard Hueber and Jody Thomas. Shareholders also approved the Company’s entry into the Restructuring with the Lenders (as defined herein), as discussed below under the heading “Our Company—Recent Developments—October 2025 Financing and Debt Restructuring.”

October 2025 Financing and Debt Restructuring

On October 22, 2025, we closed our US$34.5 million financing (the “October 2025 Financing”) and the Restructuring. The October 2025 Financing was completed on a “best-efforts” basis pursuant to the terms of an agency agreement (“Agency Agreement”), dated as of October 22, 2025, and entered into by the Company with Cantor Fitzgerald Canada Corporation and ECM Capital Advisors Ltd., as co-lead agents, each on its own behalf, and on behalf of a syndicate of agents which included Independent Trading Group (ITG), Inc. and Kernaghan & Partners Ltd. (collectively, the “Agents”). In accordance with the Agency Agreement an aggregate of 46,000,000 units of the Company (each, an “October 2025 Unit”), such aggregate amount being inclusive of the exercise in full of an over-allotment option which was granted to the Agents, were issued by the Company in a private placement at a price of US$0.75 (the “Issue Price”) per October 2025 Unit, for aggregate gross proceeds to the Company of US$34.5 million.

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Each October 2025 Unit consists of one common share and one common share purchase warrant (each, an “October 2025 Warrant”), with each October 2025 Warrant entitling the holder thereof to purchase one common share (each, an “October 2025 Warrant Share”) at a price of US$1.25 for a period commencing on the date that is 60 days following the completion of the October 2025 Financing until October 22, 2028.

Net proceeds from the October 2025 Financing, along with previously announced government commitments on March 21, 2025 and September 12, 2025 (see “Our Company—Recent Developments”), are intended to be used to advance the completion and ramp-up of Electra’s Refinery, black mass recycling program, to pay expenses in connection with the Restructuring and to support general working capital and corporate purposes. We also repaid the US$2 million aggregate principal amount of unsecured 90-day promissory notes issued to the Lenders on August 22, 2025 (the “2025 Bridge Notes”) concurrently with the closing of the October 2025 Financing.

Each of Trent Mell, Chief Executive Officer; Marty Rendall, Chief Financial Officer; Heather Smiles, Vice President, Investor Relations & Corporate Development; George Puvvada, Vice President, Metallurgy & Technology and Michael Insulan, Vice President, Commercial purchased October 2025 Units in the October 2025 Financing; and David Stetson, Gerard Hueber, and John Pollesel, each a director of the Company, also participated in the October 2025 Financing by purchasing October 2025 Units.

By virtue of their participation, the October 2025 Financing constituted a “related party transaction” under applicable Canadian securities laws. The Company did not file a material change report more than 21 days before closing of the October 2025 Financing as the details of the abovementioned insider participation were not settled until shortly prior to closing, and the Company wished to close the October 2025 Financing on an expedited basis. As neither the fair market value of the subject matter, nor the fair market value of the consideration for the transaction, insofar as it involves the related parties, exceeded 25% of the Company’s market capitalization, neither a formal valuation nor minority shareholder approval were required in connection with the October 2025 Financing.

As consideration for their services, at the closing of the October 2025 Financing on October 22, 2025, the Company paid aggregate cash commission of $1,851,331.52 to the Agents. The Company also issued an aggregate of 2,416,884 non-transferable warrants to purchase common shares to the Agents (the “October 2025 Broker Warrants”). Each October 2025 Broker Warrant entitles the holder to acquire one common share at the Issue Price, at any time on or before the date that is 36 months from October 22, 2025.

The October 2025 Units were offered on a private placement basis to purchasers resident in each of the provinces and territories of Canada (the “Canadian Selling Jurisdictions”) pursuant to (i) the accredited investor exemption outlined in Part 2 of NI 45-106 and (ii) the listed issuer financing exemption as set out under Part 5A of National Instrument 45-106 – Prospectus Exemptions, as amended by Coordinated Blanket Order 45-935 – Exemptions from Certain Conditions of the Listed Issuer Financing Exemption (the “Listed Issuer Financing Exemption”), as well as to purchasers resident outside of Canada pursuant to Ontario Securities Commission Rule 72-503 – Distributions Outside Canada.

The common shares issuable from the sale of 6,400,000 October 2025 Units, and the common shares issuable upon the exercise of the October 2025 Warrants at least 60 days from the completion of the October 2025 Financing, from these October 2025 Units, issued under the Listed Issuer Financing Exemption are not subject to a hold period in accordance with Canadian securities laws and were immediately freely tradeable in Canada. An aggregate of 6,782,802 October 2025 Units issued in the October 2025 Financing to purchasers in Canada are subject to a statutory hold period in Canada of four months and one day following issuance to the extent required by applicable securities laws. Any securities sold outside of Canada to non-residents of Canada are free of any hold period under applicable Canadian securities legislation. In addition, an aggregate of 455,881 October 2025 Units issued to insiders under the October 2025 Financing are subject to a four-month hold period in Canada pursuant to applicable policies of the TSXV.

Concurrently with the closing of the October 2025 Financing, the Company also closed a concurrent financial restructuring transaction (the “Restructuring”) with holders (the “Lenders”) of the Company’s then outstanding senior secured convertible notes (“Notes”), pursuant to which the Lenders and the Company entered into exchange agreements dated as of October 22, 2025 (each, an “Exchange Agreement” and collectively, the “Exchange Agreements”) whereby:

•	each of the Lenders exchanged approximately 60% of the aggregate principal amount of the Notes beneficially owned or held by each of the Lenders, plus the aggregate amount of all accrued and unpaid interest (including any deferred interest amounts) to but excluding October 9, 2025, for October 2025 Units at a deemed price of US$0.75 per October 2025 Unit (the “Equity Exchange”);

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•	the Lenders exchanged the remaining 40% of the aggregate principal amount and the aggregate amount of all accrued and unpaid interest of the Notes for an equal aggregate principal amount of a new term loan (the “October 2025 Term Loan”) pursuant to a credit agreement and 3,822,341 common shares at a deemed price of US$0.90 per common share (the “Debt Exchange”). Interest on the October 2025 Term Loan will be payable in cash or in kind at the Company’s election at a rate per annum of 8.99% if paid in cash or 11.125% if paid in kind. The October 2025 Term Loan matures on October 22, 2028;

•	to the extent that the Equity Exchange and the Debt Exchange would result in any Lender, individually or together with any person or company acting jointly or in concert (as such terms are defined in the Securities Act (Ontario)) with such Lender, beneficially owning common shares in excess of 9.90% of the issued and outstanding common shares following the October 2025 Financing and the Restructuring, such Lender received Pre-Funded Warrants (“October 2025 Pre-Funded Warrants”) in lieu of the excess amount of common shares underlying the October 2025 Units which would otherwise have been issuable. Each October 2025 Pre-Funded Warrant is exercisable by the holder thereof to acquire one (1) common share (“October 2025 Pre-Funded Warrant Share”) at an exercise price of US$0.000001 per October 2025 Pre-Funded Warrant Share, subject to adjustment in accordance with the terms thereof, for an indefinite period without expiry. As a result, the Company issued an aggregate of 27,128,396 common shares, 55,041,712 October 2025 Warrants and 31,735,657 October 2025 Pre-Funded Warrants to the Lenders under the Equity Exchange and the Debt Exchange;

•	an aggregate of 3,835,378 common share purchase warrants held by the Lenders were cancelled;

•	the Company entered into amended & restated royalty agreements with the Lenders, dated as of October 22, 2025, amending the royalty agreements dated as of February 13, 2023, to (i) extend the length of the royalty on revenues from five years following the commencement of commercial production to seven years following the commencement of commercial production and (ii) raise the aggregate cap under all Royalty Agreements from US$6,000,000 to US$10,000,000 (each, an “Amended & Restated Royalty Agreement” and collectively, the “Amended & Restated Royalty Agreements”); and

•	the Company redeemed the 2025 Bridge Notes for an aggregate of US$2,040,000, inclusive of interest.

In connection with the closing of the Restructuring, the Company and the Lenders also entered into the registration rights agreement, pursuant to which the Company has agreed to file one or more registration statements with the SEC covering the resale of the securities issued under the Equity Exchange and the Debt Exchange. This prospectus is being filed in order to enable us to satisfy our obligations to the Selling Shareholders under the registration rights agreement.

Following the closing of the Restructuring, the Lenders do not have any ongoing right to appoint members of the Board.

Emerging Growth Company

We are an “emerging growth company” as defined in Section 3(a) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), as amended by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we had total annual gross revenues of US$1,235,000,000 (as such amount is indexed for inflation every 5 years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of equity securities pursuant to an effective registration statement under the U.S. Securities Act; (c) the date on which we have, during the previous 3-year period, issued more than US$1,000,000,000 in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer”, as defined in Exchange Act Rule 12b-2. We expect to continue to be an emerging growth company for the immediate future.

Generally, a registrant that registers any class of its securities under Section 12 of the U.S. Exchange Act is required to include in the second and all subsequent annual reports filed by it under the U.S. Exchange Act a management report on internal control over financial reporting and, subject to an exemption available to registrants that are neither an “accelerated filer” or a “large accelerated filer” (as those terms are defined in Exchange Act Rule 12b-2), an auditor attestation report on management’s assessment of internal control over financial reporting. However, for so long as we continue to qualify as an emerging growth company, we will be exempt from the requirement to include an auditor attestation report on management’s assessment of internal controls over financial reporting in our annual reports filed under the U.S. Exchange Act, even if we were to qualify as an “accelerated filer” or a “large accelerated filer”. In addition, Section 103(a)(3) of the Sarbanes-Oxley Act of 2002 has been amended by the JOBS Act to provide that, among other things, auditors of an emerging growth company are exempt from any rules of the PCAOB requiring a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the company.

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Foreign Private Issuer

We report under the U.S. Exchange Act, as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the U.S. Exchange Act, we will be exempt from certain provisions of the U.S. Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the U.S. Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the U.S. Exchange Act;
•	the sections of the U.S. Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and
•	the rules under the U.S. Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events, although we report our results of operations on a quarterly basis under the Canadian securities laws.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents, and any one of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

In this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

Risk Factors

Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the sections entitled “Risk Factors” in this prospectus and “Risk Factors” in the Company’s latest Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on April 24, 2025, as amended by Amendment No. 1 filed with the SEC on May 1, 2025 and Amendment No. 2 filed with the SEC on July 28, 2025, incorporated by reference herein.

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The Offering

Issuer:	Electra Battery Materials Corporation

Securities offered by the Selling Shareholders:	Up to 108,836,744 Shares, without par value, including (as of November 17, 2025): (i) 21,860,375 common shares issued to the Selling Shareholders in the Restructuring (referred to herein as the Exchange Shares); (ii) 55,041,712 common shares issuable upon exercise of October 2025 Warrants issued to the Selling Shareholders in the Restructuring (referred to herein as October 2025 Warrant Shares); (iii) 31,735,657 common shares issuable upon exercise of October 2025 Pre-Funded Warrants (referred to herein as October 2025 Pre-Funded Warrant Shares) issued to the Selling Shareholders in the Restructuring; and (iv) 199,000 common shares issuable upon exercise of April 2025 Warrants issued to the Selling Shareholders in the April 2025 Offering (referred to herein as April 2025 Warrant Shares).

Common shares outstanding prior to this offering:	93,653,238 common shares (as of November 21, 2025)

Common shares outstanding after this offering:	180,629,607 common shares (including (i) 55,041,712 October 2025 Warrant Shares issuable upon exercise of the October 2025 Warrants, (ii) 31,735,657 October 2025 Pre-Funded Warrant Shares issuable upon exercise of the October 2025 Pre-Funded Warrants, and (iii) 199,000 April 2025 Warrant Shares issuable upon exercise of April 2025 Warrants, by the Selling Shareholders).

Terms of the offering:	The Selling Shareholders will determine when and how they will dispose of the Shares registered under this prospectus for resale.

Use of proceeds:	The Selling Shareholders will receive the proceeds from the sale of Shares offered hereby. We will not receive any proceeds from the sale of Shares by the Selling Shareholders. We will receive proceeds from the exercise of the October 2025 Warrants, and the April 2025 Warrants, by the Selling Shareholders, if any. We will receive nominal proceeds from the cash exercise of the October 2025 Pre-Funded Warrants by the Selling Shareholders, if any (unless the October 2025 Pre-Funded Warrants are exercised on a cashless basis).

Nasdaq and TSXV trading symbol:	“ELBM”

Risk Factors:	Please refer to “Risk Factors” in this prospectus and “Risk Factors” in the Company’s latest Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on April 24, 2025, as amended by Amendment No. 1 filed with the SEC on May 1, 2025 and Amendment No. 2 filed with the SEC on July 28, 2025, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our common shares.

Income tax considerations:	The common shares will be subject to special and complex tax rules for U.S. taxpayers. Holders are urged to consult their tax advisors with respect to the U.S. federal, state, local and foreign (including Canadian federal) tax consequences of purchasing, owning and disposing of the common shares. See “Certain U.S. Federal Income Tax Considerations for U.S. Holders” and “Certain Canadian Federal Income Tax Considerations” in this prospectus.

The number of common shares that will be outstanding immediately after this offering is based on 93,653,238 common shares outstanding as of November 21, 2025 and assumes the full exercise of (i) the October 2025 Warrants described above for an aggregate of 55,041,712 October 2025 Warrant Shares; (ii) the October 2025 Pre-Funded Warrants described above for an aggregate of 31,735,657 October 2025 Pre-Funded Warrant Shares; and (iii) the April 2025 Warrants described above for an aggregate of 199,000 April 2025 Warrant Shares. There is no guarantee that (i) the October 2025 Warrants will be exercised for October 2025 Warrant Shares; (ii) the October 2025 Pre-Funded Warrants will be exercised for October 2025 Pre-Funded Warrant Shares; or (iii) the April 2025 Warrants will be exercised for April 2025 Warrant Shares.

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The number of common shares that will be outstanding immediately after this offering does not include:

•	3,927,727 stock options outstanding with a weighted average exercise price per common share of C$2.74 expiring between April 16, 2026 and October 28, 2028 under the Company’s long-term incentive plan adopted December 20, 2024 (the “Plan”);

•	428,085 deferred share units outstanding with no expiry date;

•	2,925,000 warrants at an exercise price of US$1.40 expiring October 14, 2026;

•	117,789 warrants at an exercise price of US$1.12 expiring October 14, 2026;

•	46,000,000 warrants at an exercise price of US$1.25 expiring October 22, 2028; and

•	2,416,884 warrants at an exercise price of US$0.75 expiring October 22, 2028.

On December 31, 2024, we completed a reverse share split of our outstanding common shares on the basis of four (4) pre-reverse split common shares for every one (1) post-reverse split common share. At the opening of markets on January 2, 2025, our common shares commenced trading on a post-reverse split basis under the existing ticker symbol “ELBM”. The exercise price and the number of common shares issuable upon exercise of outstanding stock options, warrants and other outstanding securities have been adjusted to reflect the reverse share split under the terms of such securities for the holders of such instruments. The list above is presented on a post-reverse split basis.

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RISK FACTORS

Prospective investors should carefully consider the risks presented in this prospectus, as well as the information and risk factors contained in any prospectus supplement relating to the offering and any and all other information incorporated by reference in this prospectus. Discussions of certain risks affecting us are generally provided and described in, among other documents, the Company’s annual and interim reports filed from time to time, which are incorporated by reference into this prospectus. In particular, see the “Risk Factors” heading in the Company’s latest Annual Report on Form 20-F for the year ended December 31, 2024, filed on April 24, 2025, as amended on May 1, 2025 and on July 28, 2025.

An investment in the Shares offered hereunder is speculative and involves a high degree of risk. The risks and uncertainties described or incorporated by reference herein are not the only ones the Company may face. Additional risks and uncertainties, including those that the Company is unaware of or that are currently deemed immaterial, may also become important factors that affect the Company and its business. If any such risks actually occur, the Company’s business, financial condition and results of operations could be materially adversely affected.

In addition to the risks set out in the latest Annual Report on Form 20-F filed on April 24, 2025, as amended on May 1, 2025 and July 28, 2025, and the other risk factors presented in any prospectus supplement or other reports that may, from time to time, be incorporated by reference into this prospectus, prospective investors should also carefully consider the risks set out below.

The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

The Company has a history of operating losses, which may continue for the foreseeable future and our auditors have indicated that recurring losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern.

We have suffered recurring losses from operations, have a net working capital deficiency and will require additional financing to continue operations, complete the construction of the Refinery, advance our battery recycling strategy, purchase required feedstock before the Refinery enters its operating phase and remain in compliance with minimum liquidity covenants under the October 2025 Term Loan. There can be no assurances that we will be able to obtain adequate financing in the future. This represents a material uncertainty that casts substantial doubt on our ability to continue as a going concern. Our financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should we be unable to continue as a going concern.

Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our common shares.

If we fail to continue to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq will take steps to de-list our common shares. Any such de-listing would likely have a negative effect on the price of our common shares and would impair the ability to sell or purchase our common shares, as well as adversely affect our ability to issue additional securities and obtain additional financing in the future.

On September 21, 2023, we received a deficiency notice from Nasdaq (the “Deficiency Notice”) informing us that our common shares had failed to comply with the US$1.00 minimum bid price required for continued listing under Nasdaq Listing Rule 5550(a)(2) (“Minimum Bid Requirement”) based upon the closing bid price of our common shares for the 30 consecutive business days prior to the date of the Deficiency Notice. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were given 180 calendar days from September 21, 2023, or until March 19, 2024, to regain compliance with the Minimum Bid Requirement. On March 21, 2024, we announced that the Nasdaq Listing Qualifications Department granted our request for a 180-day extension to regain compliance with the Minimum Bid Requirement. On September 17, 2024, we received another notice of non-compliance from Nasdaq. We filed an appeal, which was heard on November 5, 2024, before an independent panel. The panel issued a written decision granting us until January 15, 2025 to regain compliance with the Minimum Bid Price Requirement. We held a special meeting of shareholders on December 20, 2024, at which we received shareholder approval to implement a reverse share split. We implemented the reverse split on a one-for-four basis and our common shares began trading on a post-reverse split basis on January 2, 2025, after which we regained compliance with the Minimum Bid Price Requirement.

In connection with the October 2025 Financing and the Restructuring, the bid price of our common shares could further decline and trigger an additional deficiency notice from Nasdaq for a failure to meet the Minimum Bid Price Requirement.

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However, we cannot guarantee that we will be able to regain compliance with the Minimum Bid Requirement, if lost, or maintain such compliance on an ongoing basis. We cannot assure you that a reverse stock split will increase the market price of our common shares sufficiently to meet Nasdaq’s Minimum Bid Requirement, or that we will remain in compliance with other continued listing requirements of Nasdaq.

Our common shares may be de-listed if we do not maintain compliance with the Minimum Bid Requirement, as well as other continued listing requirements of the Nasdaq, and our shareholders could face significant material adverse consequences, including:

•	Limited availability or market quotations for our common shares;

•	Reduced liquidity of our common shares;

•	Determination that our common shares are “penny stock”, which would require brokers trading in our common shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common shares;

•	Limited amount of news and analysts’ coverage of us; and

•	Decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

We can provide no assurances that the price of our common shares will remain above the Minimum Bid Price Requirement or that we otherwise will remain in compliance with the Nasdaq Marketplace Rules.

Changes in U.S. legislative and regulatory policies under the current administration may negatively impact our business, our industry, markets and global economic conditions.

The current U.S. administration has significantly increased tariffs on U.S. imports. These tariffs have been in many cases amended, postponed, or changed in other ways since their initial announcements, and this has resulted in uncertainty over the quantum and duration of tariffs, and this lack of clarity has made it difficult to manage and mitigate the impacts of tariffs. In response to these tariffs, other countries have limited their trade with the United States and have retaliated through their own restrictions and/or increased tariffs, among other actions. In particular, there is uncertainty regarding U.S. tariffs and support for existing treaty and trade relationships, including with Canada, which has been targeted by the current U.S. presidential administration and there is substantial uncertainty as to further actions that may be taken under the current U.S. presidential administration with respect to U.S. trade policy. Implementation by the U.S. government of new legislative or regulatory policies could impose additional costs on us, or otherwise negatively impact us, which may have a material adverse effect on our business, financial condition and operations. In addition, this uncertainty may adversely impact: (i) the ability of companies to transact business with companies such as us; (ii) global stock markets (including the TSXV and Nasdaq); and (iii) general global economic conditions. We continue to evaluate the evolving status of tariffs, retaliatory tariffs, and tariff countermeasures. All these factors are outside of our control, but may nonetheless lead us to adjust our strategy to compete effectively in global markets.

Future issuances of securities may result in substantial dilution to the purchasers of the Shares under this offering.

In order to raise additional capital, we may in the future offer additional common shares or other securities convertible into or exchangeable for common shares at prices that may not be the same as the price per share paid by any investor in this offering. We may sell common shares or other securities in any other offering at a price per share that is less than the price per share or other security paid by any investor in this offering, and investors purchasing common shares or other securities in the future could have rights superior to you. The price per share at which we sell additional common shares or securities convertible or exchangeable into common shares, in future transactions may be higher or lower than the price per share paid by any investor in this offering.

In connection with the October 2025 Financing and the Restructuring, we converted 60% of our outstanding Notes into October 2025 Units in the Equity Exchange, exchanged the remaining Notes for the October 2025 Term Loan and common shares in the Debt Exchange, and completed the US$34.5 million October 2025 Financing. The October 2025 Financing and the Restructuring resulted in us issuing, or being obligated to issue in the future, a significant number of additional common shares. The issuance of the common shares and instruments exercisable or convertible into common shares in the October 2025 Financing and the Restructuring have caused, and may in the future cause, our shareholders to experience substantial additional dilution. The dilution (and potential future dilution) from the common shares issued or issuable in the October 2025 Financing and the Restructuring may create downward pressure on our share price.

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An investment in our securities is speculative and you may lose your entire investment.

An investment in our securities is speculative and may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high-risk investments and who can afford to lose their entire investment should consider an investment in the Company.

There can be no assurance that the liquidity of the trading market for our common shares will be sustained.

No assurance can be given that an active or liquid trading market for our common shares will be sustained. If an active or liquid market for our common shares fails to be sustained, the prices at which such common shares trade may be adversely affected. Whether or not our common shares will trade at lower prices depends on many factors, including the liquidity of our common shares, prevailing interest rates, the markets for similar securities, general economic conditions and our financial condition, historic financial performance and future prospects.

Our management will have broad discretion over the use of proceeds we receive from any exercise of the October 2025 Warrants, and the April 2025 Warrants, and may use them in ways with which you do not agree and in ways that may not enhance our operating results or the market price of our common shares.

Our management will have broad discretion over the use of proceeds that we receive from any exercise of the October 2025 Warrants, and the April 2025 Warrants, by the Selling Shareholders identified in this prospectus. We may spend or invest those proceeds in ways with which our shareholders disagree or that do not yield a favorable return, if at all. We intend to use the net proceeds from any exercise of the October 2025 Warrants, and the April 2025 Warrants, as described in “Use of Proceeds.” However, our use of any such proceeds may differ substantially from our current plans. Failure by our management to apply these funds effectively could harm our business, results of operations, cash flows, financial condition and/or prospects. Pending use, we may invest the net proceeds from the offering in a manner that does not produce income or that loses value.

The October 2025 Pre-Funded Warrants, except for a nominal exercise price of US$0.000001 per October 2025 Pre-Funded Warrant Share, were pre-funded to the Company on or prior to the issue date pursuant to the Restructuring. The October 2025 Pre-Funded Warrants may also be exercised on a cashless basis.

Sales of a substantial number of our common shares in the public market could cause the trading price of our common shares to fall.

Sales of a substantial number of our common shares in the public market could occur at any time. If our shareholders sell, or the market perceives that our shareholders intend to sell, substantial amounts of our common shares in the public market, the market price of our common shares could decline significantly.

Shares issued upon the exercise of stock options outstanding under our Plan or pursuant to future awards granted under the Plan will become available for sale in the public market to the extent permitted by the provisions of applicable vesting schedules and Rule 144 under the U.S. Securities Act.

Further, the dilution from the common shares issued or issuable in the October 2025 Financing or the Restructuring could create downward pressure on our share price.

A return on the Shares is not guaranteed.

There is no guarantee that the Shares will earn any positive return in the short term or long term. Investing in the Shares is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. Investing in the Shares is appropriate only for holders who have the capacity to absorb a loss of some or all of their holdings.

We can give no assurances that we will ever pay any dividends on our common shares, and any return to investors is expected to come, if at all, only from potential increases in the price of our common shares.

We have never paid dividends on our common shares and have no intention of paying any dividends in the near future. Whether we pay any dividends in the future will depend on our financial condition, results of operations, and other factors that we will consider. Any return to investors is expected to come, if at all, only from potential increases in the price of our common shares. There is no guarantee that our common shares will appreciate in value or even maintain the price at which shareholders have purchased them.

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As a foreign private issuer, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer, which may limit the information publicly available to its U.S. shareholders.

We are a foreign private issuer under applicable U.S. federal securities laws and, therefore, are not required to comply with all the periodic disclosure and current reporting requirements of the U.S. Exchange Act and related rules and regulations. As a result, we do not file the same reports that a U.S. domestic issuer would file with the SEC, although we will be required to file with or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the U.S. Exchange Act. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell our securities as the reporting periods under the corresponding Canadian insider reporting requirements are longer. In addition, as a foreign private issuer, we are exempt from the proxy rules under the U.S. Exchange Act.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

In order to maintain our current status as a foreign private issuer, a majority of our common shares must be either directly or indirectly owned of record by non-residents of the United States unless we also satisfy one of the additional requirements necessary to preserve this status. We may in the future lose our foreign private issuer status if a majority of our common shares are owned of record in the United States and we fail to meet the additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs we incur as a Canadian foreign private issuer. If we are not a foreign private issuer, we would not be eligible to use foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer.

If we are characterized as a passive foreign investment company, U.S. holders may be subject to adverse U.S. federal income tax consequences.

U.S. investors should be aware that they could be subject to certain adverse U.S. federal income tax consequences in the event that the Company is classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. The determination of whether the Company is a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and the determination will depend on the composition of the Company’s income, expenses and assets from time to time and the nature of the activities performed by the Company’s officers and employees. Based on the composition of the Company’s income and the value of its assets, the Company may have been classified as a PFIC for its taxable year ending December 31, 2024. However, it has not made a conclusive determination as the Company’s PFIC status may depend on the U.S. tax classification of certain grants that the Company has received or accrued as receivable during 2024. For similar reasons, the Company is uncertain as to whether it will be classified as a PFIC for the current taxable year. Prospective investors should carefully read the discussion under the heading “Certain U.S. Federal Income Tax Considerations for U.S. Holders” for more information and consult their own tax advisors regarding the likelihood and consequences of the Company being treated as a PFIC for U.S. federal income tax purposes, including the advisability of making certain elections that may mitigate certain possible adverse U.S. federal income tax consequences that may result in an inclusion in gross income without receipt of such income.

As we are a Canadian company, it may be difficult for U.S. shareholders to effect service on us or to realize on judgments obtained in the United States.

We are incorporated under the laws of Canada, most of our directors and officers are residents of Canada, and most or all our assets and the assets of such persons are located outside the United States. Consequently, it may be difficult for U.S. investors to effect service of process within the U.S. upon us or upon such persons who are not residents of the U.S., or to realize in the U.S. upon judgments of U.S. courts predicated upon civil liabilities under U.S. securities laws. A judgment of a U.S. court predicated solely upon such civil liabilities may be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of such persons or us predicated solely upon such civil liabilities.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. The statements we make regarding the following matters are forward-looking by their nature and are based on certain of the assumptions noted below:

•	our intentions, plans and future actions;
•	statements relating to our business and future activities;
•	anticipated developments in our operations;
•	our market position, ability to compete and future financial or operating performance;
•	the timing and amount of funding required to execute our business plans;
•	capital expenditures;
•	the effect on the Company of any changes to existing or new legislation or policy or government regulation;
•	the availability of labor;
•	requirements for and availability to us of additional capital;
•	goals, strategies and future growth;
•	the adequacy of financial resources;
•	expectations regarding revenues, expenses and anticipated cash needs; and
•	general market conditions and macroeconomic trends driven by geopolitical conflicts, political instability, supply chain disruptions, market volatility, inflation, and labor challenges, among other factors.

The preceding list is not intended to be an exhaustive list of all our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, those factors identified under the “Risk Factors” section in this prospectus. Furthermore, unless otherwise stated, the forward-looking statements contained in this prospectus are made as of the date hereof, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes or otherwise, except as required by law.

EXCHANGE RATE DATA

All currency amounts in this prospectus are expressed in Canadian dollars, unless otherwise indicated. References to “$” or “C$” are to Canadian dollars. References to “US$” are to United States dollars.

The following table sets forth, for the periods indicated, average rate of exchange for one U.S. dollar, expressed in Canadian dollars, for the years ended December 31, 2024 and 2023, as supplied by the Bank of Canada:

Year Ended	Average
December 31, 2024	1.3698
December 29, 2023	1.3497

On November 21, 2025, the daily exchange rate for the United States dollar, expressed in Canadian dollars, as quoted by the Bank of Canada, was US$1.00 = C$1.41.

MATERIAL CHANGES

Except as otherwise disclosed in this prospectus, there have been no material changes to our operations that have occurred since December 31, 2024 and that have not been described in a report on Form 6-K furnished under the U.S. Exchange Act and incorporated by reference into this prospectus.

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CAPITALIZATION

The following table sets forth our issued and outstanding common shares and our consolidated cash and cash equivalents and capitalization as of September 30, 2025 as follows:

•	on an actual basis;

•	on a pro forma basis, to give effect to: (i) the issuance of 46,000,000 common shares at the closing of the October 2025 Financing on October 22, 2025; and (ii) the issuance of 27,128,396 common shares at the closing of the Restructuring on October 22, 2025; and

•	on a pro forma basis, as described above, and adjusted to give effect to our issuance of (i) 55,041,712 October 2025 Warrant Shares offered hereby upon exercise of the October 2025 Warrants at an exercise price per common share of US$1.25; (ii) 31,735,657 October 2025 Pre-Funded Warrant Shares offered hereby upon exercise of the October 2025 Pre-Funded Warrants at an exercise price per common share of US$0.000001; and (iii) 199,000 April 2025 Warrant Shares offered hereby upon exercise of April 2025 Warrants at an exercise price per common share of US$1.40.

The table assumes no exercise of the warrants to purchase up to 46,000,000 warrant shares issued in the October 2025 Financing that closed on October 22, 2025.

Canadian Dollar amounts have been translated into U.S. Dollars based on the September 29, 2025 daily rate of exchange, which was $1.00 = CAD$1.3921 or CAD$1.00 = $0.7183 as reported by the Bank of Canada and have been provided solely for the convenience of the reader.

The information below has been derived from and should be read in conjunction with, and is qualified in its entirety by, our interim consolidated financial statements as at and for the quarter ended September 30, 2025 and management’s discussion and analysis thereon, incorporated by reference into this prospectus. Figures are in thousands of U.S. dollars except share data (using the closing exchange rate from the Bank of Canada on September 29, 2025 of US$1.00 = C$1.3921).

	As of September 30, 2025
	Actual	Pro forma	Pro forma as adjusted

	(In thousands of U.S. dollars, except share data)
Cash and cash equivalents	$2,187	$32,743	$101,684

Shareholders’ Equity:
Share capital	$223,570	$265,071	$351,909
Common shares, unlimited authorized shares, without par value; 17,962,172 shares issued and outstanding, actual; 91,090,568 shares issued and outstanding, pro forma; and 178,066,937 shares issued and outstanding, pro forma as adjusted
Other capital	$19,888	$19,888	$19,888
Deficit	$(211,416)	$(213,933)	$(213,933)
Accumulated other comprehensive loss	$2,463	$2,463	$2,463
Total shareholders’ equity and total capitalization	$34,505	$73,489	$160,327

Shares Outstanding	17,962,172	91,090,568	178,066,937

The above table is based on 17,962,172 common shares issued and outstanding as at September 30, 2025, and excludes common shares underlying the following:

•	1,274,066 stock options outstanding with a weighted average exercise price per common share of C$4.28 expiring between April 16, 2026 and February 12, 2028 under the Plan;

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•	157,085 deferred share units outstanding with a weighted average issue price per common share of C$5.25 with no expiry date under the Plan;

•	620,788 warrants at an exercise price of US$12.40 expiring November 15, 2025;

•	1,136,364 warrants at an exercise price of C$4.00 expiring November 12, 2026;

•	2,925,000 warrants at an exercise price of US$1.40 expiring October 14, 2026;

•	183,333 warrants at an exercise price of US$1.12 expiring October 14, 2026; and

•	2,416,884 warrants at an exercise price of US$0.75 expiring October 22, 2028.

On December 31, 2024, we completed a reverse share split of our outstanding common shares on the basis of four (4) pre-reverse split common shares for every one (1) post-reverse split common share. At the opening of markets on January 2, 2025, our common shares commenced trading on a post-reverse split basis under the existing ticker symbol “ELBM”. The exercise price and the number of common shares issuable upon exercise of outstanding stock options, warrants and other outstanding securities have been adjusted to reflect the reverse share split under the terms of such securities for the holders of such instruments. The list above is presented on a post-reverse split basis.

For additional information regarding our share capital, see “Description of Share Capital.”

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PRICE RANGE AND TRADING VOLUME

Our common shares are listed on Nasdaq and on TSXV under the symbol “ELBM”. The following table indicates the monthly range of high and low closing prices of a common share and the average daily volumes traded on Nasdaq and on the TSXV during the period beginning on November 1, 2024 and ending November 21, 2025:

	High	NASDAQ (US$) Low	Volume	High	TSXV (C$) Low	Volume
2024
November	$2.32	$1.85	15,287	$3.20	$2.64	7,203
December	$2.59	$1.46	77,935	$3.72	$2.12	15,685
2025
January	$2.15	$1.35	44,097	$3.28	$1.93	14,403
February	$1.82	$1.37	32,971	$2.60	$2.00	20,977
March	$1.72	$1.03	290,308	$2.52	$1.49	49,371
April	$1.17	$0.91	145,829	$1.67	$1.26	35,968
May	$1.14	$0.96	38,349	$1.56	$1.34	13,304
June	$1.28	$0.98	819,559	$1.76	$1.33	31,481
July	$1.32	$1.05	119,700	$1.80	$1.45	36,031
August	$1.30	$0.77	135,670	$1.74	$1.04	47,917
September	$1.29	$0.83	2,665,824	$1.75	$1.17	138,036
October	$1.15	$8.70	19,683,604	$7.75	$1.60	1,253,048
November (1-21)	$1.28	$0.84	2,993,924	$1.80	$1.18	657,094

(1)	This table reflects the reverse split of our outstanding common shares on the basis of four (4) pre-reverse split common shares for every one (1) post-reverse split common share effective December 31, 2024.

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DILUTION

We are registering for resale up to 108,836,744 Shares. Sales of substantial amounts of our common shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our common shares. We cannot predict if and when the Selling Shareholders may sell the Shares in the public markets, if at all. Furthermore, in the future, we may issue additional common shares or other equity or debt securities convertible into common shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

EXPENSES OF ISSUANCE

The following is a statement of the expenses, other than any fees and expenses reimbursed by us to be incurred in connection with the offering under this prospectus. The amounts set forth below are in United States Dollars. All of the amounts below are estimated, other than SEC registration fee.

SEC Registration Fee	US$	13,827.93
Printing Expenses	US$	500
Legal fees and expenses	US$	155,000
Accountants’ fees and expenses	US$	25,000
Total	US$	194,327.93

LISTING

Our common shares are listed on Nasdaq and the TSXV under the symbol “ELBM”.

TRANSFER AGENT, REGISTRAR AND AUDITOR

The transfer agent and registrar for our common shares is TSX Trust Company at its principal office in Toronto, Canada.

MNP LLP, Chartered Professional Accountants and Licensed Public Accountants, located in Toronto, Ontario is our independent registered public accounting firm and has been appointed as our independent auditor.

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DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions contained in our articles and by-laws. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our articles and by-laws, which have been filed under our profile on SEDAR+ at www.sedarplus.ca and as Exhibits to the registration statement on Form F-3 of which this prospectus forms a part.

Authorized Share Capital

We are authorized to issue an unlimited number of common shares. Our common shares have no par value. As of November 21, 2025, there were 93,653,238 common shares issued and outstanding.

Common Shares

The common shares offered under this prospectus have all of the rights, privileges, restrictions and conditions of other common shares of the Company. Holders of common shares are entitled to receive notice of any meeting of our shareholders, to attend and to cast one vote per share at such meetings. Holders of our common shares are also entitled to receive on a pro-rata basis such dividends, if any, as and when declared by our Board at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Company are entitled to receive on a pro-rata basis, our net assets after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority. The common shares do not carry any pre-emptive, subscription, redemption or conversion rights.

Dividends

We have never paid any cash dividends on our common shares. While we are not restricted from paying dividends other than pursuant to certain solvency tests prescribed under the CBCA, we do not intend to pay dividends on any of our common shares in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, capital requirements, restrictions under any future indebtedness and other factors our Board deems relevant.

Transfer Agent

The transfer agent and registrar for our common shares is TSX Trust Company at its principal office located in Toronto, Ontario.

DIVIDEND POLICY

We have never paid any cash dividends on our common shares. While we are not restricted from paying dividends other than pursuant to certain solvency tests prescribed under the CBCA, we do not intend to pay dividends on any of our common shares in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, capital requirements, restrictions under any future indebtedness and other factors our Board deems relevant.

CORPORATE GOVERNANCE

Under the CBCA, we are required to hold a general meeting of our shareholders at least once every year at a time and place determined by our Board, provided that the meeting must not be held later than 15 months after the preceding annual general meeting. A notice to convene a meeting, specifying the date, time and location of the meeting must be sent to shareholders, to each director and the auditor not less than 21 days prior to the meeting or such other minimum period as required by the applicable securities laws. Under the CBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws requirements are met.

Pursuant to our by-laws, all business transacted at a special meeting of shareholders (except business relating to the conduct of or voting at the meeting) and all business transacted at an annual meeting of shareholders (except business relating to the conduct of or voting at the meeting, consideration of our financial statements presented at the meeting, consideration of any director or auditor’s report, setting or changing of the number of directors, election or appointment of directors, appointment of the auditor, remuneration of the auditor, business arising out of a report of the directors not requiring the passage of a special or exceptional resolution, and any other business which, under the by-laws or CBCA, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders) is deemed to be special business. Notice of a meeting of shareholders at which special business is to be transacted shall (a) state the general nature of that business; and (b) if the special business includes considering, ratifying, adopting or authorizing any document, or the signing of any document, have attached to it the document or state that such document is available for inspection.

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Under our by-laws, our Board has the power at any time to call a meeting of our shareholders where special business is to be considered.

Those entitled to vote at a meeting are entitled to attend meetings of our shareholders. Every shareholder entitled to vote may appoint one or more proxyholders to attend the meeting in the manner and to the extent authorized and with the authority conferred by the proxy. Directors, auditors, legal counsels, secretaries (if any), and any other persons invited by the directors are entitled to attend any meeting of our shareholders but will not be counted in quorum or be entitled to vote at the meeting unless he or she or it is a shareholder or proxyholder entitled to vote at the meeting.

Material Differences Between the CBCA and the DGCL

The material differences between the CBCA and the DGCL that may have the greatest such effect include, but are not limited to, the following: (i) for material corporate transactions (such as mergers and amalgamations, other extraordinary corporate transactions or amendments to our articles) the CBCA generally requires a two-thirds majority vote by shareholders (including, in some circumstances, shareholders that otherwise do not have the right to vote), whereas the DGCL generally requires only a majority vote; (ii) under the CBCA, holders of 5% or more of our shares that carry the right to vote at a meeting of shareholders can requisition a general meeting of shareholders at which special matters may be conducted, whereas such right does not exist under the DGCL; and (iii) unlike the DGCL which does not provide for any oppression remedy for shareholders of Delaware entities, the CBCA provides an oppression remedy that enables a court to make an order, whether interim or final, if an application is made to the court by a shareholder in a timely manner and it appears to the court that there are reasonable grounds for believing (A) that the affairs of the corporation are being or have been conducted, or the powers of the directors are being or have been exercised, in a manner that is oppressive to one or more shareholders, or (B) that some act of the corporation has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders including the applicant.

Certain Takeover Bid Requirements

Unless such offer constitutes an exempt transaction, an offer made by a person, an “offeror”, to acquire outstanding shares of a Canadian entity that, when aggregated with the offeror’s holdings (and those of persons or companies acting jointly with the offeror), would constitute 20% or more of the outstanding shares in a class, would be subject to the take-over provisions of Canadian securities laws. The foregoing is a limited and general summary of certain aspects of applicable securities law in the provinces and territories of Canada, all in effect as of the date hereof.

In addition to those takeover bid requirements noted above, the acquisition of our shares may trigger the application of statutory regimes including among others, the Investment Canada Act (Canada) (the “Investment Act”) and the Competition Act (Canada) (the “Competition Act”).

Limitations on the ability to acquire and hold our shares may be imposed by the Competition Act. This legislation permits the Commissioner of Competition (the “Commissioner”), to review any acquisition of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after closing, to challenge this type of acquisition before the Canadian Competition Tribunal on the basis that it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

Since we are a publicly-traded corporation, this legislation also requires any person who intends to acquire our voting shares to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded and if that person (and their affiliates) would hold more than 20% of our voting shares as a result of such acquisition. If a person already owns more than 20% of our voting shares, a notification must be filed before the acquisition of additional voting shares that would bring that person’s holdings to over 50%. Where a notification is required, the legislation prohibits completion of the acquisition until the expiration of a statutory waiting period or, if applicable, a second statutory waiting period, unless the Commissioner provides written notice that he does not intend to challenge the acquisition. A common closing condition of acquisitions subject to notification under the Competition Act is clearance from the Commissioner, even if the applicable statutory waiting period has expired and the parties are in a legal position to close.

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The Investment Act requires any person that is a “non-Canadian” (as defined in the Investment Act) who acquires control of an existing Canadian business, where the acquisition of control is not a reviewable transaction, to file a notification with Innovation, Science and Economic Development. The Investment Act generally prohibits the implementation of a reviewable transaction unless, after review, the relevant minister is satisfied that the investment is likely to be of net benefit to Canada. Under the Investment Act, the acquisition of control of us (either through the acquisition of our shares or all or substantially all our assets) by a non-Canadian would be reviewable under the “net benefit” standard only if the applicable specified financial threshold is met or exceeded and no exemption applied.

The acquisition of a majority of the voting interests of an entity is deemed to be acquisition of control of that entity. The acquisition of less than a majority but one-third or more of the voting shares of a corporation or an equivalent undivided ownership interest in the voting shares of a corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares. The acquisition of less than one-third of the voting shares of a corporation is deemed not to be an acquisition of control of that corporation.

Under the national security regime in the Investment Act, a national security review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada”, provided that the entity has a specified nexus to Canada. The relevant test is whether such an investment by a non-Canadian could be “injurious to national security.” The relevant minister has broad discretion to determine whether an investor is a non-Canadian and may be subject to national security review. Review on national security grounds is at the discretion of the federal government and, depending on the facts, may occur on a pre- or post-closing basis and includes the ability to block a transaction or, for a completed transaction, order divestiture.

There is no law, governmental decree or regulation in Canada that restricts the export or import of capital or which would affect the remittance of dividends or other payments by us to non-Canadian holders of our common shares or preferred shares, other than withholding tax requirements.

Neither our articles nor our by-laws contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.

This summary above is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own Canadian legal advisors with respect to any questions regarding the foregoing and securities law in the provinces and territories of Canada.

Actions Requiring a Special Majority

Under our by-laws, the number of votes required for the corporation to pass a special resolution at a meeting of shareholders is two-third of the votes cast on the resolution. Special resolutions include resolutions to: (i) create special rights or restrictions for, and attach such special rights or restrictions to, any class or series of shares; (ii) vary or delete any special rights or restrictions attached to any class or series of shares; and (iii) remove a director before the expiration of his or her term of office.

Advance Notice Procedures and Shareholder Proposals

Under the CBCA, shareholders may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the CBCA. The notice must include information on the business the shareholder intends to bring before the meeting. In addition, our by-laws require that shareholders must give advance notice to nominate directors or to submit proposals for consideration at shareholders’ meetings.

These provisions could have the effect of delaying until the next shareholder meeting the nomination of certain persons for director that are favored by the holders of a majority of our outstanding voting securities.

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Ownership and Exchange Controls

There is currently no law, governmental decree or regulation in Canada that restricts the export or import of capital, or which would affect the remittance of dividends, interest or other payments by us to non-resident holders of our common shares, other than withholding tax requirements.

There is currently no limitation, imposed by Canadian law or our by-laws that will be in effect prior to closing, on the right of non-residents to acquire, hold or vote our common shares, other than those imposed by applicable securities laws and the Investment Act. The Investment Act will generally not apply except in respect of national security and where control of a Canadian business, which has an enterprise value or assets at or over a certain threshold, is acquired and will not generally apply to trading of securities listed on a stock exchange.

MATERIAL CONTRACTS

Our material contracts are described in the documents incorporated by reference into this prospectus. See “Documents Incorporated by Reference” and “Where You Can Find More Information.”

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SELLING SHAREHOLDERS

This prospectus relates to the resale by the Selling Shareholders from time to time of an aggregate of up to 108,836,744 common shares (referred to herein as the Shares), which includes the following common shares issued or issuable, as applicable: (i) 21,860,375 common shares issued to the Selling Shareholders in the Restructuring (referred to herein as the Exchange Shares); (ii) 55,041,712 common shares issuable upon exercise of October 2025 Warrants issued to the Selling Shareholders in the Restructuring (referred to herein as October 2025 Warrant Shares); (iii) 31,735,657 common shares issuable upon exercise of October 2025 Pre-Funded Warrants issued to the Selling Shareholders in the Restructuring (referred to herein as October 2025 Pre-Funded Warrant Shares); and (iv) 199,000 common shares issuable upon exercise of April 2025 Warrants issued to the Selling Shareholders in the April 2025 Offering (referred to herein as April 2025 Warrant Shares). For additional information, see “Prospectus Summary –Our Company—Recent Developments—October 2025 Financing and Debt Restructuring” above.

The Selling Shareholders may from time to time offer and sell any or all of the Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “Selling Shareholders” includes the persons listed in the table below, together with any additional selling shareholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholders’ interests in the Shares, other than through a public sale.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Shareholders as of November 17, 2025, certain information regarding the beneficial ownership of our common shares by the Selling Shareholders and the Shares being offered by the Selling Shareholders. The applicable percentage ownership of common shares is based on 93,652,238 common shares outstanding as of November 17, 2025. Information with respect to common shares owned beneficially after the offering assumes the sale of all of the Shares registered hereby. The Selling Shareholders may offer and sell some, all or none of their Shares.

The Selling Shareholders have never been an officer or director of us or of one of our affiliates. The Selling Shareholders held Notes and were party to certain royalty agreements, held 2025 Bridge Notes, and had a Board nomination right, with the Company prior to the Restructuring. For additional information, see “Prospectus Summary—Our Company—Recent Developments—October 2025 Financing and Debt Restructuring.” In connection with the Restructuring, the Selling Shareholders entered into Exchange Agreements and Amended and Restated Royalty Agreements with the Company and became lenders to the Company under the October 2025 Term Loan. For additional information, see “Prospectus Summary—Our Company—Recent Developments—October 2025 Financing and Debt Restructuring.” The Selling Shareholders have acquired (or will acquire) the Shares to be resold hereunder in the ordinary course of business and, at the time of acquisition, the Selling Shareholders were not, nor were expected to be, a party to any agreement or understanding, directly or indirectly, with any person to distribute the Shares to be resold by such Selling Shareholders under this Registration Statement of which this prospectus forms a part.

Since the Selling Shareholders may sell some or none of the Shares that they hold that are covered by this prospectus, and because the offering contemplated by this prospectus is not underwritten, no estimate can be given as to the number of common shares that will be held by the Selling Shareholders upon the termination of the offering. The information set forth in the following table regarding the beneficial ownership after the resale of Shares is based upon the assumption that the Selling Shareholders will acquire (to the extent not currently held) and sell all of the Shares covered by this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Shareholders have, or will have, sole voting and investment power with respect to all common shares that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Shareholders, no Selling Shareholder is a broker-dealer or an affiliate of a broker-dealer.

Please see the section titled “Plan of Distribution” in this prospectus for further information regarding the Selling Shareholders’ method of distributing these Shares.

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	Common Shares
	Number Beneficially Owned Prior to Offering†	Number Registered for Sale Hereby	Number Beneficially Owned After Offering††	Percent Owned After Offering††
Name of Selling Shareholder
Highbridge Tactical Credit Institutional Fund, Ltd.(1)	2,008,712	5,601,869	-	-
Highbridge Tactical Credit Master Fund, L.P. (2)	7,861,518	21,959,880	-	-
Nineteen77 Global Multi Strategy Alpha Master Limited(3)	9,294,533	21,491,923	-	-
Pandora Select Partners, LP (4)	464,927	2,987,380	-	-
Whitebox Relative Value Partners, LP (5)	3,411,769	21,921,766	-	-
Whitebox GT Fund, LP (6)	775,254	4,981,457	-	-
Whitebox Multi-Strategy Partners, LP(7)	4,652,252	29,892,469	-	-

† Beneficial ownership includes common shares as to which a person or group has sole or shared voting power or dispositive power. October 2025 Warrant Shares, October 2025 Pre-Funded Warrant Shares, and April 2025 Warrant Shares registered hereunder, as well as common shares subject to options, warrants or other convertible securities that are exercisable or convertible currently or within 60 days of November 17, 2025, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such common shares, options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person. Exercise of the October 2025 Warrants, October 2025 Pre-Funded Warrants and April 2025 Warrants are all subject to a beneficial ownership limitations, which restrict the applicable Selling Shareholder from exercising that portion of the October 2025 Warrants, October 2025 Pre-Funded Warrants or April 2025 Warrants that would result in the Selling Shareholder and certain persons whose ownership is combined with the Selling Shareholder owning, after exercise, a number of common shares in excess of the applicable beneficial ownership limitation. The Number Beneficially Owned Prior to Offering gives effect to these beneficial ownership limitations.

†† Assumes that all common shares offered by each of the Selling Shareholders hereby are sold and that each of the Selling Shareholders buy or sell no additional common shares prior to the completion of this offering.

Notes:

(1)	Includes (i) 778,062 common shares issued to the Selling Shareholder in the Restructuring; (ii) 33,158 common shares that may be issued upon exercise of April 2025 Warrants issued to the Selling Shareholder in the April 2025 Offering; (iii) 3,209,009 October 2025 Warrant Shares that may be issued upon exercise of October 2025 Warrants issued to the Selling Shareholder in the Restructuring; and (iv) 1,581,640 October 2025 Pre-Funded Warrant Shares that may be issued upon exercise of October 2025 Pre-Funded Warrants issued to the Selling Shareholder in the Restructuring. Highbridge Capital Management, LLC is the trading manager of Highbridge Tactical Credit Institutional Fund, Ltd. Highbridge Tactical Credit Institutional Fund, Ltd. disclaims beneficial ownership over these securities covered by the registration statement of which this prospectus forms a part. The address of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, NY 10172, and the address of Highbridge Tactical Credit Institutional Fund, Ltd. is c/o Maples Corporate Services Limited #309 Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.
(2)	Includes (i) 3,045,110 common shares issued to the Selling Shareholder in the Restructuring; (ii) 165,842 common shares that may be issued upon exercise of April 2025 Warrants issued to the Selling Shareholder in the April 2025 Offering; (iii) 12,558,880 October 2025 Warrant Shares that may be issued upon exercise of October 2025 Warrants issued to the Selling Shareholder in the Restructuring; and (iv) 6,190,048 October 2025 Pre-Funded Warrant Shares that may be issued upon exercise of October 2025 Pre-Funded Warrants issued to the Selling Shareholder in the Restructuring. Highbridge Capital Management, LLC is the trading manager of Highbridge Tactical Credit Master Fund, L.P. Highbridge Tactical Credit Master Fund, L.P. disclaims beneficial ownership over these securities covered by the registration statement of which this prospectus forms a part. The address of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, NY 10172, and the address of Highbridge Tactical Credit Master Fund, L.P. is c/o Maples Corporate Services Limited #309 Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.

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(3)	Includes (i) 9,062,596 common shares issued to the Selling Shareholder in the Restructuring; (ii) 10,385,359 October 2025 Warrant Shares that may be issued upon exercise of October 2025 Warrants issued to the Selling Shareholder in the Restructuring; and (iii) 2,043,968 October 2025 Pre-Funded Warrant Shares that may be issued upon exercise of October 2025 Pre-Funded Warrants issued to the Selling Shareholder in the Restructuring. UBS Asset Management (Americas) LLC (“UBS Asset Management”) is the investment manager of Nineteen77 Global Multi-Strategy Alpha Master Limited (“Nineteen77”) and accordingly has voting control and investment discretion over the securities described herein held by Nineteen77. Blake Hiltabrand (“Mr. Hiltabrand”), the Global Head of the O’Connor business unit of UBS Asset Management, also has voting control and investment discretion over the securities described herein held by Nineteen77. As a result, each of UBS Asset Management and Mr. Hiltabrand may be deemed to have beneficial ownership the securities described herein held by Nineteen77. The address of Nineteen77, UBS Asset Management and Mr. Hiltabrand is c/o UBS Asset Management Americas LLC, One North Wacker Drive, 31st Floor Chicago, IL 60606.
(4)	Includes (i) 448,457 common shares issued to the Selling Shareholder in the Restructuring; (ii) 1,443,566 October 2025 Warrant Shares that may be issued upon exercise of October 2025 Warrants issued to the Selling Shareholder in the Restructuring; and (iii) 1,095,357 October 2025 Pre-Funded Warrant Shares that may be issued upon exercise of October 2025 Pre-Funded Warrants issued to the Selling Shareholder in the Restructuring. Whitebox Advisors LLC (“WBA”) is the investment manager of the Selling Shareholder and has voting and disposition control over the securities beneficially owned by the Selling Shareholder. WBA is owned by the following members: Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, Paul Roos, and Blue Owl GP Stakes II (A), LP, a non-voting member, and such individuals and entity disclaim beneficial ownership of the securities except to the extent of such individual or entity’s pecuniary interest therein, if any. The business address for WBA and the Selling Shareholder is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416.
(5)	Includes (i) 3,290,910 common shares issued to the Selling Shareholder in the Restructuring; (ii) 10,593,068 October 2025 Warrant Shares that may be issued upon exercise of October 2025 Warrants issued to the Selling Shareholder in the Restructuring; and (iii) 8,037,788 October 2025 Pre-Funded Warrant Shares that may be issued upon exercise of October 2025 Pre-Funded Warrants issued to the Selling Shareholder in the Restructuring. WBA is the investment manager of the Selling Shareholder and has voting and disposition control over the securities beneficially owned by the Selling Shareholder. WBA is owned by the following members: Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, Paul Roos, and Blue Owl GP Stakes II (A), LP, a non-voting member, and such individuals and entity disclaim beneficial ownership of the securities except to the extent of such individual or entity’s pecuniary interest therein, if any. The business address for WBA and the Selling Shareholder is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416.
(6)	Includes (i) 747,791 common shares issued to the Selling Shareholder in the Restructuring; (ii) 2,407,147 October 2025 Warrant Shares that may be issued upon exercise of October 2025 Warrants issued to the Selling Shareholder in the Restructuring; and (iii) 1,826,519 October 2025 Pre-Funded Warrant Shares that may be issued upon exercise of October 2025 Pre-Funded Warrants issued to the Selling Shareholder in the Restructuring. WBA is the investment manager of the Selling Shareholder and has voting and disposition control over the securities beneficially owned by the Selling Shareholder. WBA is owned by the following members: Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, Paul Roos, and Blue Owl GP Stakes II (A), LP, a non-voting member, and such individuals and entity disclaim beneficial ownership of the securities except to the extent of such individual or entity’s pecuniary interest therein, if any. The business address for WBA and the Selling Shareholder is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416.
(7)	Includes (i) 4,487,449 common shares issued to the Selling Shareholder in the Restructuring; (ii) 14,444,683 October 2025 Warrant Shares that may be issued upon exercise of October 2025 Warrants issued to the Selling Shareholder in the Restructuring; and (iii) 10,960,337 October 2025 Pre-Funded Warrant Shares that may be issued upon exercise of October 2025 Pre-Funded Warrants issued to the Selling Shareholder in the Restructuring. WBA is the investment manager of the Selling Shareholder and has voting and disposition control over the securities beneficially owned by the Selling Shareholder. WBA is owned by the following members: Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, Paul Roos, and Blue Owl GP Stakes II (A), LP, a non-voting member, and such individuals and entity disclaim beneficial ownership of the securities except to the extent of such individual or entity’s pecuniary interest therein, if any. The business address for WBA and the Selling Shareholder is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416.

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USE OF PROCEEDS

We have agreed to register the Shares covered by this prospectus on behalf of the Selling Shareholders named below under “Selling Shareholders” pursuant to our contractual obligations under the Registration Rights Agreement entered into between the Company and each of the Selling Shareholders in connection with the Restructuring. The proceeds from the sale or other disposition of the Shares covered by this prospectus are solely for the account of the Selling Shareholders. Accordingly, we will not receive any proceeds from the sale or other disposition of the Shares by the Selling Shareholders. We will pay certain expenses associated with the registration of the Shares covered by this prospectus, as described in the section titled “Plan of Distribution.”

We could receive up to an aggregate of approximately US$69,080,740 from the exercise of the October 2025 Warrants, and the April 2025 Warrants, held by the Selling Shareholders assuming the exercise in full of all such October 2025 Warrants and April 2025 Warrants. Additionally, we could receive nominal proceeds from the exercise of the October 2025 Pre-Funded Warrants, assuming the exercise in full of such October 2025 Pre-Funded Warrants, unless such October 2025 Pre-Funded Warrants are exercised on a cashless basis. We expect to use the net proceeds from the exercise of October 2025 Warrants, April 2025 Warrants, and October 2025 Pre-Funded Warrants, if any, for working capital for general corporate purposes. Our management will have broad discretion over the use of any proceeds received from the exercise of the October 2025 Warrants, the April 2025 Warrants and the October 2025 Pre-Funded Warrants.

There is no assurance that the holders of October 2025 Warrants, April 2025 Warrants, or the October 2025 Pre-Funded Warrants will elect to exercise any or all of such warrants, as applicable. Whether the Selling Shareholders will exercise their October 2025 Warrants or April 2025 Warrants and the amount of proceeds we receive upon the exercise of any such warrants (if any), is dependent upon the trading price of our common shares. Although we could receive up to an aggregate of approximately US$69,080,740 if all of the October 2025 Warrants and April 2025 Warrants are exercised, we would only receive any proceeds if and when the holders exercise those warrants. The October 2025 Warrants, and April 2025 Warrants, may not be in the money during the period they are exercisable and prior to their expiration, and may not be exercised prior to their expiration, even if they are in the money, and as such, may expire worthless. We may receive minimal proceeds, if any, from the exercise of the October 2025 Warrants and the April 2025 Warrants held by the Selling Shareholders.

PLAN OF DISTRIBUTION

We are registering an aggregate of 108,836,744 Shares, without par value, including: (i) 21,860,375 common shares issued to the Selling Shareholders in the Restructuring (referred to herein as the Exchange Shares); (ii) 55,041,712 common shares issuable upon exercise of October 2025 Warrants issued to the Selling Shareholders in the Restructuring (referred to herein as October 2025 Warrant Shares); (iii) 31,735,657 common shares issuable upon exercise of October 2025 Pre-Funded Warrants (referred to herein as October 2025 Pre-Funded Warrant Shares) issued to the Selling Shareholders in the Restructuring; and (iv) 199,000 common shares issuable upon exercise of April 2025 Warrants issued to the Selling Shareholders in the April 2025 Offering (referred to herein as April 2025 Warrant Shares), to permit the resale of these Shares by the holders of such Shares from time to time after the date of this prospectus. We are registering them pursuant to contractual provisions in the Registration Rights Agreement dated October 22, 2025. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares. We will bear all fees and expenses incident to our obligation to register the Shares.

The Selling Shareholders may sell all or a portion of the Shares owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, including the TSXV and Nasdaq;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options (including the issuance by any Selling Shareholder of derivative securities) or other hedging transactions, whether through an options exchange or otherwise;

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•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	through the distribution of the Shares by any Selling Shareholder to its partners, members or shareholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	directly to purchasers, including through a specific bidding, auction or other process;

•	agreements with broker-dealers to sell a specified number of Shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

If the Selling Shareholders effect such transactions by selling Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The Selling Shareholders may also sell common shares short and deliver Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus. The Selling Shareholders may also loan or pledge Shares to broker-dealers or other financial institutions that in turn may sell such Shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the U.S. Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Any broker-dealers or agents who participate in the sale or distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act.

At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the U.S. Securities Act.

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Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Shareholders will sell any or all of the Shares under this prospectus. Further, we cannot assure you that the Selling Shareholders will not transfer, distribute, devise or gift the Shares by other means not described in this prospectus. In addition, any Shares covered by this prospectus that qualify for sale under Rule 144 of the U.S. Securities Act may be sold under Rule 144 rather than under this prospectus.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the U.S. Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the U.S. Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares pursuant to the Registration Statement to which this prospectus forms a part; provided, however, that the Selling Shareholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the U.S. Securities Act, in accordance with the Registration Rights Agreement entered into between us and the Selling Shareholders, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the U.S. Securities Act, that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with the Registration Rights Agreement entered into between us and the Selling Shareholders, or we may be entitled to contribution.

Once sold under the Registration Statement of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

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CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable to a person who acquires common shares as beneficial owner and who, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), and at all relevant times: (i) is not, and is not deemed to be, resident in Canada; (ii) does not use or hold and is not and will not be deemed to use or hold the common shares in connection with carrying on a business in Canada; (iii) deals at arm’s length with the Company; (iv) is not affiliated with the Company; and (v) acquires and holds the common shares as capital property (a “Holder”). This summary does not apply to a Holder that carries on, or is deemed to carry on, an insurance business in Canada and elsewhere or that is an “authorized foreign bank” (as defined in the Tax Act). Such Holders should consult their own tax advisors.

Common shares will generally be considered to be capital property to a Holder unless the Holder holds or uses the common shares or is deemed to hold or use the common shares in the course of carrying on a business of trading or dealing in securities or has acquired them or is deemed to have acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a Holder: (i) that is a “financial institution” for purposes of the “mark to market property” rules; (ii) that is a “specified financial institution”; (iii) that has made a “functional currency” reporting election; (iv) an interest in which is a “tax shelter investment”; (v) that has entered into or will enter into a “derivative forward agreement” or “synthetic disposition arrangement” in respect of common shares; or (vi) that receives dividends on the common shares under or as part of a “dividend rental arrangement”, all as defined in the Tax Act. Such Holders should consult their own tax advisors with respect to an investment in common shares.

This summary is based upon: (i) the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force as of the date hereof; (ii) all specific proposals (“Proposed Amendments”) to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof; and (iii) our understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”). No assurance can be given that the Proposed Amendments will be enacted or otherwise implemented in their current form, if at all. If the Proposed Amendments are not enacted or otherwise implemented as presently proposed, the tax consequences may not be as described below in all cases. Other than the Proposed Amendments, this summary does not take into account or anticipate any changes in law, the CRA’s administrative policies or assessing practices, whether by legislative, regulatory, administrative, governmental or judicial decision or action, nor does it take into account any provincial, territorial or foreign income tax legislation or considerations, which considerations may differ significantly from the Canadian federal income tax considerations discussed in this summary.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, Holders should consult their own tax advisors with respect to their particular circumstances.

Holders Not Resident in Canada

Dividends

Dividends paid or credited or deemed under the Tax Act to be paid or credited by the Company to a Holder on the common shares will generally be subject to Canadian withholding tax at the rate of 25% on the gross amount of the dividend, unless such rate is reduced by the terms of an applicable income tax treaty or convention. Under the Canada-United States Tax Convention (1980), as amended (the “US Treaty”), the rate of withholding tax on dividends paid or credited to a Holder who is resident in the U.S. for purposes of the US Treaty, is the beneficial owner of the dividends, and is fully entitled to benefits under the US Treaty (as used in this “Certain Canadian Federal Income Tax Considerations” section, a “U.S. Holder”) is generally limited to 15% of the gross amount of the dividend. The rate of withholding tax is further reduced to 5% if the beneficial owner of such dividend is a U.S. Holder that is a company that owns, directly or indirectly, at least 10% of the voting stock of the Company. The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of which Canada is a signatory, affects many of Canada’s bilateral tax treaties (but not the US Treaty), including the ability to claim benefits thereunder. Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

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Dispositions of Common Shares

A Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of a common share, nor will capital losses arising therefrom be recognized under the Tax Act, unless the common share is, or is deemed to be, “taxable Canadian property” of the Holder for the purposes of the Tax Act and the Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Holder is resident.

Provided that the common shares are listed on a “designated stock exchange” for the purposes of the Tax Act (which currently includes the TSXV), at the time of disposition, the common shares generally will not constitute taxable Canadian property of a Holder at that time, unless at any time during the 60 month period immediately preceding the disposition, (i) 25% or more of the issued shares of any class or series of the capital stock of the Company were owned by, or belonged to, any combination of (a) the Holder, (b) persons with whom the Holder did not deal at arm’s length, and (c) partnerships in which the Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; and (ii) at such time, more than 50% of the fair market value of such shares was derived, directly or indirectly, from any combination of real or immovable property situated in Canada, “Canadian resource property” (as defined in the Tax Act), “timber resource property” (as defined in the Tax Act), or options in respect of, interests in, or for civil law rights in such properties, whether or not such property exists. Notwithstanding the foregoing, a common share may also be deemed to be taxable Canadian property to a Holder for purposes of the Tax Act in certain other circumstances. Holders should consult their own tax advisors as to whether their common shares constitute “taxable Canadian property” in their own particular circumstances.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

The following discussion summarizes the anticipated U.S. federal income tax considerations generally applicable to a U.S. Holder (as defined below) of the ownership and disposition of the common shares. This discussion addresses only holders who acquire pursuant to this offering and hold common shares as “capital assets” (generally, assets held for investment purposes).

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative pronouncements and rulings of the United States Internal Revenue Service (the “IRS”), and the US Treaty, all as in effect on the date hereof, and all of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not describe any state, local or foreign tax law considerations, or any aspect of U.S. federal tax law other than income taxation (e.g., alternative minimum tax, the 3.8% Medicare tax on certain net investment income, or estate or gift tax). Except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. U.S. Holders should consult their own tax advisers regarding such matters.

No ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the ownership or disposition of the common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the discussion set forth in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and U.S. courts could disagree with one or more of the positions taken in this summary.

This summary does not purport to address all U.S. federal income tax consequences that may be relevant to a U.S. Holder as a result of the ownership and disposition of the common shares, nor does it take into account the specific circumstances of any particular holder, some of which may be subject to special tax rules, including, but not limited to, tax exempt organizations, partnerships and other pass-through entities and their owners, banks or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, persons that hold the common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale or other similar arrangements, persons that acquired the common shares in connection with the exercise of employee share options or otherwise as compensation for services, persons that are resident or ordinarily resident in or have permanent establishment in a jurisdiction outside the United States, brokers or dealers in securities or foreign currencies, traders in securities electing to mark to market, persons who hold the common shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes), persons who are U.S. expatriates or former long-term residents of the U.S. or are subject to taxing jurisdictions other than, or in addition to, the United States, persons who are subject to special tax accounting rules U.S. persons whose functional currency (as defined in the Code) is not the U.S. dollar, U.S. expatriates, or persons that own directly, indirectly or by application of the constructive ownership rules of the Code 10% or more of the Company’s shares by voting power or by value.

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As used in this “Certain U.S. Federal Income Tax Considerations for U.S. Holders” section, a “U.S. Holder” is a beneficial owner of the common shares who, for U.S. federal income tax purposes, is: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate whose income is subject to U.S. federal income tax regardless of its source, or (4) a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the common shares, the tax treatment of a partner in or owner of the partnership or other entity or arrangement will generally depend upon the status of the partner or owner and the activities of the entity. Prospective investors who are partners in partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) that are beneficial owners of the common shares are urged to consult their own tax advisors regarding the tax consequences of the ownership and disposition of the common shares.

This summary is of a general nature only and is not intended to be tax advice to any prospective investor, and no representation with respect to the tax consequences to any particular investor is made. Prospective investors are urged to consult their own tax advisors regarding the application of federal income tax laws to their particular circumstances, as well as any state, provincial, local, non-U.S. and other tax consequences of investing in the common shares and acquiring, holding or disposing of the common shares.

Passive Foreign Investment Company Rules

A foreign corporation will generally be considered a passive foreign investment company (“PFIC”) for any taxable year in which (1) 75% or more of its gross income is “passive income” under the PFIC rules or (2) 50% or more of the average quarterly value of its assets produce (or are held for the production of) “passive income.” In general, “passive income” includes dividends, interest, certain rents and royalties and certain gains, including the excess of gains over losses from certain commodities transactions. Net gains from commodities transactions are generally treated as passive income unless such gains are active business gains from the sale of commodities and “substantially all” of the corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business. Moreover, for purposes of determining if the foreign corporation is a PFIC, if the foreign corporation owns, directly or indirectly, at least 25%, by value, of the shares of another corporation, it will be treated as if it directly holds its proportionate share of the assets and receives directly its proportionate share of the income of such other corporation. If a corporation is treated as a PFIC with respect to a U.S. Holder for any taxable year, the corporation will continue to be treated as a PFIC with respect to that U.S. Holder in all succeeding taxable years, regardless of whether the corporation continues to meet the PFIC requirements in such years, unless certain elections are made.

The determination as to whether a foreign corporation is a PFIC is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and the determination will depend on the composition of the income, expenses and assets of the foreign corporation from time to time and the nature of the activities performed by its officers and employees. The Company may have been classified as a PFIC for its taxable year ending December 31, 2024. However, it has not made a conclusive determination as the Company’s PFIC status may depend on the U.S. tax classification of certain grants that the Company has received or accrued as receivable during 2024. For similar reasons, the Company is uncertain as to whether it will be classified as a PFIC for the current taxable year. The Company’s status as a PFIC in any taxable year, however, requires a factual determination that can only be made annually after the close of each taxable year. Therefore, there can be no assurance as to whether the Company will be classified as a PFIC for the current taxable year or for any future taxable year.

If the Company is classified as a PFIC, a U.S. Holder that does not make any of the elections described below would be required to report any gain on the disposition of the common shares as ordinary income, rather than as capital gain, and to compute the tax liability on the gain and any “Excess Distribution” (as defined below) received in respect of common shares as if such items had been earned ratably over each day in the U.S. Holder’s holding period (or a portion thereof) for common shares. The amounts allocated to the taxable year during which the gain is realized or distribution is made, and to any taxable years in such U.S. Holder’s holding period that are before the first taxable year in which the Company is treated as a PFIC with respect to the U.S. Holder, would be included in the U.S. Holder’s gross income as ordinary income for the taxable year of the gain or distribution. The amount allocated to each other taxable year would be taxed as ordinary income in the taxable year during which the gain is realized or distribution is made at the highest tax rate in effect for the U.S. Holder in that other taxable year and would be subject to an interest charge as if the income tax liabilities had been due with respect to each such prior year. For purposes of these rules, gifts, exchanges pursuant to corporate reorganizations and use of common shares as security for a loan may be treated as a taxable disposition of common shares. An “Excess Distribution” is the amount by which distributions during a taxable year in respect of a common share exceed 125% of the average amount of distributions in respect thereof during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period for common shares).

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Certain additional adverse tax rules will apply to a U.S. Holder for any taxable year in which the Company is treated as a PFIC with respect to such U.S. Holder and any of the Company’s subsidiaries is also treated as a PFIC (a “Subsidiary PFIC”). In such a case, the U.S. Holder will generally be deemed to own its proportionate interest (by value) in any Subsidiary PFIC and be subject to the PFIC rules described above with respect to the Subsidiary PFIC regardless of such U.S. Holder’s percentage ownership in us.

The adverse tax consequences described above may be mitigated if a U.S. Holder makes a timely “qualified electing fund” election (“QEF Election”), with respect to its interest in the PFIC. Consequently, if the Company is classified as a PFIC, it may be advantageous for a U.S. Holder to elect to treat us as a “qualified electing fund” with respect to such U.S. Holder in the first year in which it holds common shares. If a U.S. Holder makes a timely QEF Election with respect to the Company, provided that the necessary information is provided by the Company, the electing U.S. Holder would be required in each taxable year that the Company is considered a PFIC to include in gross income (i) as ordinary income, the U.S. Holder’s pro rata share of the ordinary earnings of the Company and (ii) as capital gain, the U.S. Holder’s pro rata share of the net capital gain (if any) of the Company, whether or not the ordinary earnings or net capital gain are distributed. An electing U.S. Holder’s basis in common shares will be increased to reflect the amount of any taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in common shares and will not be taxed again as distributions to the U.S. Holder.

A QEF Election made with respect to the Company will not apply to any Subsidiary PFIC; a QEF Election must be made separately for each Subsidiary PFIC (in which case the treatment described above would apply to such Subsidiary PFIC). If a U.S. Holder makes a timely QEF Election with respect to a Subsidiary PFIC, it would be required in each taxable year to include in gross income its pro rata share of the ordinary earnings and net capital gain of such Subsidiary PFIC, but may not receive a distribution of such income. Such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge (which would not be deductible for U.S. federal income tax purposes if the U.S. Holder were an individual).

The U.S. federal income tax on any gain from the disposition of common shares or from the receipt of Excess Distributions may be greater than the tax if a timely QEF Election is made. For any taxable year in which the Company determines that it was likely a PFIC, the Company intends to make available to U.S. Holders, upon request and in accordance with applicable procedures, a “PFIC Annual Information Statement” for such taxable year with respect to the Company and, if applicable, any Subsidiary PFIC in which it owns more than 50% of such subsidiary’s total aggregate voting power. The “PFIC Annual Information Statement” may be used by U.S. Holders for purposes of complying with the reporting requirements applicable to a QEF election with respect to the Company and, if applicable, any Subsidiary PFIC.

Alternatively, if the Company was to be classified as a PFIC, a U.S. Holder could also avoid certain of the rules described above by making a mark-to-market election (a “Mark-to-Market Election”), instead of a QEF Election, provided common shares are treated as regularly traded on a qualified exchange or other market within the meaning of the applicable U.S. Treasury Regulations. However, a U.S. Holder will not be permitted to make a Mark-to-Market Election with respect to a Subsidiary PFIC. U.S. Holders should consult their own tax advisers regarding the potential availability and consequences of a Mark-to-Market Election, as well as the advisability of making a protective QEF Election in case the Company is classified as a PFIC in any taxable year.

During any taxable year in which the Company or any Subsidiary PFIC is treated as a PFIC with respect to a U.S. Holder, that U.S. Holder generally must file IRS Form 8621. U.S. Holders should consult their own tax advisers concerning annual filing requirements.

Distributions on Common Shares

In general, subject to the PFIC rules discussed above, the gross amount of any distribution received by a U.S. Holder with respect to the common shares (including amounts withheld to pay Canadian withholding taxes) will be included in the gross income of the U.S. Holder as a dividend to the extent attributable to the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Because the Company does not expect to maintain calculations of the Company’s earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect that a distribution will generally be treated as a dividend for U.S. federal income tax purposes.

The amount of any distributions paid in Canadian dollars will equal the U.S. dollar value of such distributions determined by reference to the exchange rate on the day they are received by the U.S. Holder (with the value of such distributions computed before any reduction for any Canadian withholding tax), regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder will have a tax basis in Canadian dollars equal to their U.S. dollar value on the date of receipt. If the Canadian dollars received are converted into U.S. dollars on the date of receipt, the U.S. Holder will generally not be required to recognize foreign currency gain or loss in respect of the distribution. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder may recognize foreign currency gain or loss on a subsequent conversion or other disposition of the Canadian dollars. Such gain or loss generally will be treated as U.S. source ordinary income or loss.

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Subject to applicable limitations and provided the Company is eligible for the benefits of the US Treaty or the common shares are readily tradable on a United States securities market, dividends paid by the Company to non-corporate US Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company is not classified as a PFIC in the tax year of distribution or in the preceding tax year. Any amount of distributions treated as dividends generally will not be eligible for the dividends received deduction available to certain corporate U.S. Holders in respect of dividends received from U.S. corporations.

Distributions to a U.S. Holder with respect to the common shares may be subject to Canadian non-resident withholding tax. Any Canadian withholding tax paid will not reduce the amount treated as received by the U.S. Holder for U.S. federal income tax purposes. However, subject to limitations imposed by U.S. law, a U.S. Holder may be eligible to receive a foreign tax credit for the Canadian withholding tax. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances, including the impact of, and any exception available to, the special income sourcing rule described in this paragraph. U.S. Holders who do not elect to claim a foreign tax credit may be able to claim an ordinary income tax deduction for Canadian income tax withheld, but only for a taxable year in which the U.S. Holder elects to do so with respect to all non-U.S. income taxes paid or accrued in such taxable year.

Sale, Exchange or Other Taxable Disposition of Common Shares

Subject to the PFIC rules discussed above, upon a sale, exchange or other taxable disposition of the common shares, a U.S. Holder will generally recognize a capital gain or loss equal to the difference between the amount realized on such sale, exchange or other taxable disposition and the adjusted tax basis of such common shares. If any foreign tax is imposed on the sale, exchange or other disposition of the common shares, a U.S. Holder’s amount realized will include the gross amount of the proceeds of the disposition before deduction of the tax. A U.S. Holder’s initial tax basis in the common shares generally will equal the cost of such common shares. Such gain or loss will be a long-term capital gain or loss if the common shares have been held for more than one year and will be short-term gain or loss if the holding period is equal to or less than one year. Such gain or loss generally will be considered U.S. source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of certain non-corporate U.S. Holders are eligible for reduced rates of taxation. For both corporate and non-corporate U.S. Holders, limitations apply to the deductibility of capital losses.

Information Reporting and Backup Withholding

Under U.S. federal income tax laws certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a non-U.S. entity. U. S. Holders may be subject to these reporting requirements unless the common shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file IRS Form 8938. In addition, U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, and, if applicable, filing obligations relating to the PFIC rules, including possible reporting on an IRS Form 8621.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of the common shares generally may be subject to information reporting and backup withholding tax, currently at the rate of 24%, if a U.S. Holder (a) fails to furnish its correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that it has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons, such as U.S. Holders that are corporations, generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. The information reporting and backup withholding rules may apply even if, under the Canada-U.S. Tax Convention, payments may be exempt from the dividend withholding tax rules or otherwise eligible for a reduced withholding rate. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

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The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE COMMON SHARES. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN COMMON SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

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LEGAL MATTERS

The validity of the securities being offered by this prospectus and other legal matters concerning this offering relating to Canadian law will be passed upon for us by Cassels, Brock & Blackwell LLP. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Troutman Pepper Locke LLP.

INTERESTS OF EXPERTS

Information relating to the Iron Creek Project in this prospectus and the documents incorporated by reference herein and therein has been derived from the 2024 Technical Report Summary prepared by Martin Perron, P.Eng. of InnovExplo Inc., Marc R. Beauvais, P.Eng. of InnovExplo Inc., Eric Kinnan, P.Geo. of InnoExplo Inc., and Pierre Roy, P.Eng of Soutex Inc, and this information has been included in reliance on such persons’ expertise. Messrs. Perron, Beauvais, Kinnan and Roy are each a qualified persons and are independent of the Company, as such terms are defined in Regulation S-K subpart 1300.

Our auditors are MNP LLP (“MNP”), Chartered Professional Accountants and Licensed Public Accountants, located in Toronto, Ontario. MNP has advised us that they are independent of the Company in compliance with PCAOB Rule 3520 and within the meaning of the federal securities laws administered by the SEC.

The financial statements of Electra as at and for the year ended December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024 and the effects of the adjustments to retrospectively apply the change in segment composition as described in Note 22 and the effect of the share consolidation as described in Note 17 to the 2022 consolidated financial statements, included in this prospectus, have been audited by MNP. Such financial statements are included in this prospectus in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements, which comprise the consolidated statements of income (loss) and other comprehensive income (loss), cash flows and shareholders’ equity of Electra before the effects of the adjustments to retrospectively apply the change in segment composition as described in Note 22 and the effects of the share consolidation as described in Note 17 for the year ended December 31, 2022, and the related notes, have been audited by KPMG LLP (“KPMG”), our predecessor independent registered public accounting firm. Such financial statements are included in this prospectus in reliance upon the report of such firm given their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act and will be governed by the final adjudication of such issue.

ENFORCEMENT OF CIVIL LIABILITIES

Electra is a corporation governed by the CBCA, and a substantial portion of our assets are outside of the United States. Most of our directors and senior management and independent auditors are resident outside the United States, and all or a substantial portion of their respective assets may be located outside the United States. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon these persons. It may also be difficult for U.S. investors to enforce within the United States judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts outside the United States would recognize or enforce judgments of U.S. courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Therefore, it may be difficult to enforce U.S. judgments against us, our directors and officers and independent auditors.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the U.S. Securities Act with respect to the securities described in this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information set forth in that registration statement and its exhibits. For further information with respect to us and our securities, you should consult the registration statement and its exhibits.

We file reports and other information with the securities commissions and similar regulatory authorities in the provinces and territories of Canada (collectively, the “Commissions”). These reports and information are available to the public free of charge on SEDAR+ at www.sedarplus.ca.

In addition, we are subject to the informational requirements of the U.S. Exchange Act, and, in accordance with the U.S. Exchange Act, we also must file reports with, and furnish other information to, the SEC. As a foreign private issuer, we are exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the U.S. Exchange Act, and we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. However, we file with the SEC an annual report on Form 40-F or Form 20-F, as applicable, containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC, on Form 6-K, unaudited quarterly financial information.

The SEC maintains an internet site (www.sec.gov) that makes available reports and other information that we file or furnish electronically with it.

The mailing address of our corporate head office is 133 Richmond Street W, Suite 602, Toronto, Ontario, M5H 2L3, Canada and our telephone number is (416) 900-3891. Our agent for U.S. federal securities law purposes is C T Corporation System, with an address at 28 Liberty Street, New York, New York 10005. Electra also maintains a website at https://electrabmc.com. In this prospectus, the website addresses of the SEC, SEDAR+ and Electra are provided solely for information and are not intended to be active links. Electra is not incorporating the contents of the websites of the SEC, SEDAR+ and Electra or any other entity into this prospectus.

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DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this prospectus from documents filed with the Commissions and filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge upon written or oral request made to Electra Battery Materials Corporation, 133 Richmond Street W, Suite 602, Toronto, Ontario, M5H 2L3, Canada, Telephone: (416) 900-3891; Attention: Marty Rendall, Chief Financial Officer. Copies of these documents are also available through the internet on the System for Electronic Document Analysis and Retrieval +, which can be accessed online at www.sedarplus.ca and on the SEC’s Electronic Data Gathering and Retrieval System, which can be accessed online at www.sec.gov and at our website at https://electrabmc.com.

The following documents, which we filed or furnished with the Commissions and the SEC, as applicable, are specifically incorporated by reference into, and form an integral part of, this prospectus:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on April 24, 2025, as amended by Amendment No. 1 filed with the SEC on May 1, 2025 and Amendment No. 2 filed with the SEC on July 28, 2025;

•	Exhibit 99.2 to our Report on Form 6-K furnished to the SEC on March 6, 2025;

•	our Report on Form 6-K with the financial statements and management’s discussion and analysis for the years ended December 31, 2024 and 2023, furnished to the SEC on March 31, 2025;

•	Exhibit 99.2 to our Report on Form 6-K furnished to the SEC on April 14, 2025;

•	Exhibits 99.1, 99.2, 99.3 and 99.4 to our Report on Form 6-K with the financial statements and management’s discussion and analysis for the three months ended March 31, 2025 and 2024, furnished to the SEC on May 13, 2025;

•	our Report on Form 6-K with the management information circular for the annual general and special meeting of shareholders held on June 24, 2025, furnished to the SEC on May 20, 2025;

•	our Report on Form 6-K with the financial statements and management’s discussion and analysis for the three and six months ended June 30, 2025 and 2024, furnished to the SEC on August 15, 2025 and as amended on September 17, 2025;

•	our Report on Form 6-K furnished to the SEC on August 25, 2025, other than Exhibit 99.4;

•	our Report on Form 6-K furnished to the SEC on September 18, 2025;

•	our Report on Form 6-K with the management information circular for the special meeting of shareholders held on October 15, 2025, furnished to the SEC on September 19, 2025;

•	Exhibit 99.2 to our Report on Form 6-K furnished to the SEC on October 16, 2025;

•	our Report on Form 6-K furnished to the SEC on October 24, 2025;

•	Exhibits 99.1, 99.2, 99.3 and 99.4 to our Report on Form 6-K with the financial statements and management’s discussion and analysis for the three and nine months ended September 30, 2025 and 2024, furnished to the SEC on November 13, 2025; and

•	the description of common shares contained in our registration statement on Form 40-F filed on April 14, 2022, pursuant to Section 12 of the U.S. Exchange Act, together with all amendments and reports filed for the purpose of updating that description.

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All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act, and any document of the type referred to in the preceding paragraph, subsequent to the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus are incorporated by reference into this prospectus and form part of this prospectus from the date of filing or furnishing of these documents. If a Form 6-K has attached as an exhibit to such Form 6-K interim financial statements, interim management discussion and analysis, a material change report, a business acquisition report, and/or a management information circular, such exhibit shall be deemed to be incorporated by reference herein. We may incorporate by reference into this prospectus any other Form 6-K (or exhibit thereto) that is furnished to the SEC after the date of the filing of the registration statement of which this prospectus forms a part and before the date of termination of this offering. Any such other Form 6-K (or exhibit thereto) that we intend to so incorporate shall state in such form that it is being incorporated by reference into this prospectus. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to us and the readers should review all information contained in this prospectus and the documents incorporated or deemed to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

We file reports, including annual reports on Form 40-F (or Form 20-F), and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You can read our SEC filings, including the registration statement of which this prospectus forms a part, over the internet at the SEC’s website at www.sec.gov and at our website at https://electrabmc.com.

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Electra Battery Materials Corporation

108,836,744 Common Shares

PROSPECTUS

December 8, 2025